 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Speed Commerce, Inc.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

October 29, 2014

Please take notice that the Annual Meeting of the Shareholders of Speed Commerce, Inc. (the “Company”) will be held at the time and place and for the purposes indicated below.

TIME	3:00 p.m., Central Standard Time, on Wednesday, October 29, 2014

PLACE	Hyatt Regency North Dallas/Richardson 701 East Campbell Road Richardson, Texas 75081

ITEMS OF BUSINESS	1.	To elect the four (4) nominees for the Board of Directors named in the attached Proxy Statement for the terms as described;

	2.	To approve the 2014 Speed Commerce Stock Option and Incentive Plan (the “2014 Plan”);

	3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s 2015 fiscal year;

	4.	To conduct an advisory vote on named executive officer compensation for the fiscal year ended March 31, 2014 as disclosed in the accompanying Proxy Statement (“Say on Pay”); and

	5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

ADJOURNMENTS AND POSTPONEMENTS	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

ANNUAL REPORT	Our 2014 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.

RECORD DATE	You can vote if you were a shareholder of record at the close of business on September 2, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held October 29, 2014
The following materials, also included with this Notice, are available for view on the Internet:
• Proxy Statement for the Annual Meeting of Shareholders
• Annual Report to Shareholders, including Form 10-K, for the year ended March 31, 2014
To view the Proxy Statement or Annual Report to Shareholders, visit: http://www.speedcommerce.com/Investors/

Thank you for your continued support of Speed Commerce, Inc.

By Order of the Board of Directors,

-S- RYAN F. URNESS
RYAN F. URNESS
Secretary and General Counsel

September 18, 2014

TABLE OF CONTENTS

Questions and Answers about the Annual Meeting and Voting	1
Proposals to be Voted on at the Annual Meeting	4
Proposal No. 1 — To Elect the Four (4) Named Nominees as Directors	4
Proposal No. 2 — To Approve the 2014 Speed Commerce Stock Option and Incentive Plan	5
Proposal No. 3 — To Ratify the Appointment of Grant Thornton LLP	12
Proposal No. 4 — To Conduct Say on Pay Advisory Vote	13
Information Concerning Directors and Nominees	14
Board of Directors, Committees and Corporate Governance	18
Compensation of Directors	22
Report of the Audit Committee	24
Audit and Non-Audit Fees	25
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors	25
Security Ownership of Certain Beneficial Owners and Management	26
Executive Summary	28
Compensation Discussion and Analysis	28
Compensation Committee Report	39
Risk Assessment of Our Compensation Policies and Practices	40
Compensation Committee Interlocks and Insider Participation	40
Executive Compensation Tables	41
Executive Severance and Change In Control Agreements	48
Potential Payments Upon Termination	50
Section 16(a) Beneficial Ownership Reporting Compliance	50
Shareholder Proposals for the 2015 Annual Meeting	50
Other Business	51

Your Vote is Important

We invite all shareholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may also vote your shares by telephone or through the Internet by following the instructions we have provided on the proxy form. In the event you decide to attend the meeting in person, you may, if you desire, revoke your proxy and vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

SPEED COMMERCE, INC.

1303 E. Arapaho Road, Suite 200

Richardson, Texas 75081

(866) 377-3331

PROXY STATEMENT

Annual Meeting of Shareholders

October 29, 2014

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Speed Commerce, Inc. was incorporated in Minnesota in 1983. Our corporate headquarters are located at 1303 E. Arapaho Road, Suite 200, Richardson, Texas 75081, and our telephone number is (866) 377-3331. Our website address is www.speedcommerce.com. References to our website are not intended to, and do not, incorporate information found on the website into this Proxy Statement. Our most recent fiscal year ended March 31, 2014 (“FY2014”).

Q. Who is providing this proxy and who pays for the solicitation of proxies?

A.  This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of shareholders to be held on Wednesday, October 29, 2014 at 3:00 p.m., Central Standard Time, at the Hyatt Regency North Dallas/Richardson, 701 E. Campbell Road, Richardson, Texas 75081, and at any adjournments or postponements thereof (the “Annual Meeting”). It summarizes the information you need to know in order to vote at the Annual Meeting. This Proxy Statement and accompanying proxy are first being mailed to our shareholders on or about September 19, 2014.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by us. The Company has engaged Proxy Advisory Group, mailing address 18 East 41st Street, Suite 2000, New York, New York 10017 to assist the Company in soliciting proxies. We estimate those costs to be approximately $15,000, plus reasonable out-of-pocket expenses. We intend to solicit proxies by mail, electronic mail, facsimile, telephone and personal contact. Our directors, officers and employees may also solicit proxies by personal contact, telephone and otherwise, but they will not receive any additional compensation for those services.

Q. Who can vote at the Annual Meeting?

A.  Only shareholders of record as of the close of business on September 2, 2014 will be entitled to vote at the Annual Meeting. On that date, we had outstanding 65,690,871 shares of common stock, no par value (the “Common Stock”) and 3,333,333 shares of Series C Preferred Stock (the “Preferred Stock”). Each share of Common Stock is entitled to one vote per share on each matter to be voted upon at the Annual Meeting. Each share of Preferred Stock is convertible into one share of common stock and is entitled to vote on an as-converted basis at the Annual Meeting.

Q. How do I vote my shares?

A.  If you were a holder of record as of September 2, 2014, you may vote in person at the Annual Meeting or you may vote by proxy. You may vote by proxy even if you plan to attend the Annual Meeting. The process of voting by proxy differs slightly based on how your share ownership is recorded. Your share ownership is recorded in one of two ways: direct ownership recorded in your name by the stock transfer agent for the Company, Wells Fargo Shareowner Services; or beneficial ownership held in a brokerage, bank or other account, i.e. shares held in “street name.”

Q. What is the difference between a holder of record and a beneficial owner?

A.   If your ownership is recorded directly, you will receive a proxy card from the Company. However, if your share ownership is beneficial, your broker, bank, and/or other institution will issue you a voting instruction form either via mail or electronically. You will use the supplied form to instruct your broker or other institutional holder how to vote your shares and they must follow your voting instructions. If you hold your shares in street name and do not provide voting instructions to your broker or other institutional holder, your shares will not be voted on any proposal on which your broker or other institutional holder does not have discretionary authority to vote, including the vote to elect directors, the vote to approve the 2014 Plan and the advisory votes on Say on Pay. If your broker or other institutional holder lacks this discretionary authority to vote on an item and properly indicates this to us, we call this a “broker non-vote” on that item.

Q. How can I vote my shares without attending the Annual Meeting?

A.  You may vote your shares via the Internet at the web site shown on the proxy card or voting instruction form, telephonically by calling the telephone number shown on the proxy card or voting instruction form, or by mail. The proxy card or voting instruction form will indicate the date and time by which your vote must be received in order to be counted, whether you vote via the Internet, by telephone or by mail.

Q. Can I change my vote after I have voted my proxy?

A.  Once you have voted, you may change or revoke your vote at any time before it is exercised by (i) entering a new vote via the Internet or by telephone prior to the date and time indicated, (ii) returning a written revocation or a later-dated proxy card or (iii) voting in person at the Annual Meeting. However, if your shares are held in street name and you wish to vote those shares in person at the Annual Meeting, you must, in advance of the Annual Meeting, obtain a legal proxy from your broker or other institutional holder. Please contact your broker or other institutional holder directly for further information.

Q. How will my shares be voted if I do not give specific voting instructions?

A.  The enclosed proxy card, when properly signed and returned to us, will be voted at the Annual Meeting as directed therein. Proxies in which no direction is given with respect to the various matters of business to be transacted at the meeting will be voted “FOR” the election of the nominees for the Board of Directors named in this Proxy Statement; “FOR” the 2014 Plan, “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015; and “FOR” the compensation of the named executive officers as disclosed in this Proxy Statement. As to any other matter to be presented at the Annual Meeting or any adjournment thereof, while the Board of Directors currently knows of no such other matters, all proxies returned to us will be voted on any such matter in accordance with the judgment of the named proxies.

Q. What does it mean if I receive more than one proxy card or voting instruction card?

A.  It likely means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy and voting instruction card you receive.

Q. How are the votes counted?

A.  Each share of our Common Stock and each share of our Preferred Stock (voting on an as-converted basis) is entitled to one vote for each matter to be voted on at the Annual Meeting. There is no cumulative voting. A quorum, consisting of a majority of the shares of Common Stock and Preferred Stock entitled to vote at the Annual Meeting (at least 34,512,103 shares of Common Stock, which includes 1,666,667 shares of Preferred Stock voting on an as-converted basis), must be present in person or by proxy before action may be taken at the Annual Meeting. Broker non-votes, as discussed above, will count as shares present for purposes of determining the presence or absence of a quorum. Similarly, abstentions are also counted as shares present for determining the presence or absence of a quorum. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

With respect to the election of directors, you may either vote “FOR” a nominee or withhold your authority to vote for such nominee. Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” all nominees. If you withhold your authority to vote for a particular nominee on your proxy card, your vote will have no effect on the outcome because only a plurality of votes actually cast is required to elect a director. A broker non-vote will also have no effect on the outcome for the same reason.

With respect to all other matters you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” each matter. Shares represented by proxies that are marked “ABSTAIN” are considered shares entitled to vote on the particular matter and will have the same effect as a vote against the matter. A broker non-vote will not have the effect of a vote against the matter, because broker non-votes are considered shares that are not entitled to vote on the particular matter.

Q. What votes are required to approve each proposal?

A.  The vote of a plurality of the shares of Common Stock and Preferred Stock (voting on an as-converted basis) present in person or by proxy and entitled to vote at the Annual Meeting is required for the election of a director. Plurality means that, if shareholders will be electing four directors, then the four nominees receiving the most affirmative votes will be elected. The approval of all other matters, except for advisory votes, requires the affirmative vote of the greater of (i) a majority of the shares of Common Stock and Series C Preferred Stock (voting on an as-converted basis) present at the meeting in person or by proxy and entitled to vote or (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the Annual Meeting. A large number of broker non-votes may result in the inability to attain the required minimum affirmative vote.

With respect to the advisory vote on Say on Pay, the Company will consider that our shareholders approve of the compensation for the named executive officers as disclosed in this Proxy Statement if there are more “FOR” votes than the total of “AGAINST” and “ABSTAIN” votes. A shareholder who abstains is considered to be present and entitled to vote at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a Proxy to vote shall not be considered present and entitled to vote.

Q. Under what circumstances will the Annual Meeting be adjourned?

A.  If holders of fewer than a majority of our outstanding shares are present or represented at the Annual Meeting, the shareholders entitled to vote at the Annual Meeting, present in person or by proxy, may adjourn and reschedule the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.

Q. Where can I find the voting results of the Annual Meeting?

A.  We will report the final voting results, or the preliminary voting results if the final results are unavailable, in a Current Report on Form 8-K within four business days following the Annual Meeting. If we report preliminary voting results at such time, the final voting results will be published in an amendment to that Current Report on Form 8-K when available. You may access this report and the Company’s other filings with the Securities and Exchange Commission at www.sec.gov or under the “Investors” tab on our website at www.speedcommerce.com.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1 — Election of Four Nominees as Directors

Our Amended and Restated Articles of Incorporation, approved by the shareholders on September 15, 2005, provide that the Board must consist of between seven and eleven directors, as designated by the Board from time to time. Currently, the Board consists of eleven directors, and the Board has determined that, as of the date of the Annual Meeting, the Board will be decreased to ten directors, consisting of three classes of directors, as set forth in our Amended and Restated Articles of Incorporation. Ms. Kathleen Iverson will be voluntarily resigning from the Board on October 29, 2014 and will not stand for reelection to the Board. One class is normally elected at each annual meeting of shareholders to serve for a three-year term.

At the Annual Meeting, the terms of four directors are expiring. They are Alexandra Constantinople, Stephen Duchelle, Frederick C. Green, IV, and Scott Guilfoyle. The Board has determined, upon the recommendation of the Governance and Nominating Committee, that, each of the candidates are nominated to be elected as a Class III directors to hold office for a three-year term expiring at the annual meeting of shareholders held in 2017, subject to prior retirement, resignation, death or removal from office.

On July 11, 2014, the Company entered into an agreement (the “Agreement”), with SPDC Investment, LLC, Red Alder GP, LLC and Schuster Tanger (collectively, the “Red Alder Group”). Under the Agreement, the Company agreed to increase the size of the Board from nine to eleven directors and to appoint Mr. Guilfoyle and Ms. Constantinople as Class III members of the Board effective as of July 11, 2014. The Company also agreed to nominate each of Mr. Guilfoyle and Ms. Constantinople for election as directors at the Company’s 2014 Annual Meeting of Stockholders, so long as the Red Alder Group’s beneficial ownership of the Company’s common stock represents at least 5% of the Company’s outstanding common stock. The Company further agreed to decrease the size of the Board to ten members effective immediately following the Company’s 2014 Annual Meeting of Shareholders.

Under the Agreement, each member of the Red Alder Group will cause all shares of the Company’s common stock owned by such member to be present at the 2014 Annual Meeting and to be voted in favor of all directors nominated by the Board and in accordance with the Company recommendation on all other proposals. The Agreement also contains certain restrictions on the members of the Red Alder Group, which generally terminate on the anniversary date of the Agreement. During the period for which these restrictions apply, each of the members of the Red Alder Group is restricted, subject to certain limited exceptions, from: (i) acquiring beneficial ownership of any securities of the Company if, after such acquisition, the group would own more than 20.00% of the Company’s common stock; (ii) engaging in activities to control or influence the governance or policies of the Company, including by submitting shareholder proposals, nominating candidates for election to the Board or opposing candidates nominated by the Board, attempting to call special meetings of the Company’s shareholders or soliciting proxies with respect to voting securities of the Company; (iii) participating in any “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Company’s common stock; and (iv) publicly disparaging any member of the Board or the Company’s management. The Red Alder Group also agreed to cause all shares of the Company’s common stock owned by such members to be present at the 2015 Annual Meeting and to be voted in favor of all directors nominated by the Board.

The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election through unforeseen circumstances, the persons named as proxies in the proxy card will vote for any substitute nominee proposed by the Board of Directors.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2—Approval of the Company’s 2014 Stock Option and Incentive Plan

Summary

In August 2014, the Board of Directors approved the 2014 Stock Option and Incentive Plan (the “2014 Plan”), subject to approval by the shareholders at the 2014 Annual Meeting. If approved, the 2014 Plan will become effective on October 29, 2014 and will replace the Company’s 2004 Amended and Restated Stock Incentive Plan (the “2004 Plan”), under which no further awards may be granted after September 13, 2014. The Board consulted with its compensation consultant, Pearl Meyer & Partners, to determine the terms of the 2014 Plan and the number of authorized shares.

The Board recommends that you vote for the approval of the 2014 Plan. The Board believes it is in the best interests of the Company and our shareholders to approve the 2014 Plan.

In this section we have summarized the principal features of the 2014 Plan. This summary is not a complete description of the 2014 Plan and is qualified in its entirety by reference to the full text of the 2014 Plan, which is attached to this Proxy Statement.

Purpose of the 2014 Stock Incentive Plan

The purpose of the 2014 Plan is to encourage participants to acquire an increased proprietary interest in the long-term growth and financial success of the Company and to further link the interests of such individuals to the long-term interests of our shareholders. The Board believes that the 2014 Plan will align those interests by strengthening the Company’s ability to attract, motivate and retain key personnel and by providing additional incentives for those persons through stock ownership and other incentives to improve operations and increase profits. We believe that the 2014 Plan will emphasize employee stock ownership and will be integral to achieving both consistently superior performance by our employees and the long-term success of the Company in the years ahead.

Key Highlights of Incentive Compensation Program

Historical Amounts of Equity Awards

The number of shares granted under the 2004 Plan for each of the previous three years, calculated based upon methodology recommended by proxy advisory firms, was approximately 1,551,665 shares in 2013, 1,587,500 shares in 2012 and 1,293,500 shares in 2011. These amounts, however, are not necessarily indicative of the number of shares we may award over the next three years under the proposed 2014 Plan.

Historical Equity Award Burn Rate

In granting equity awards, the Committee considered Speed Commerce's current and historical financial performance and its progress in connection with its strategic plans, along with each executive’s demonstrated ability to impact and sustain Speed Commerce’s performance over time. Specifically, the Committee determined that Speed Commerce's three year average annual burn rate, net of forfeitures, has averaged 2.35% of average weighted shares outstanding, which the Committee has been advised by independent consultants is below the median among peer companies in the Technology Hardware and  Equipment industry.

Current and Projected Overhang Percentage

As of September 2, 2014, 3,928,036 shares of the Company’s common stock were subject to outstanding equity awards or available for issuance as future equity awards under the 2004 Plan, which represented 5.69% of the fully-diluted common shares of the Company outstanding as of such date. This percentage is calculated by dividing the total shares underlying current outstanding stock-based awards plus the shares available for future issuance under the 2004 Plan (together, the numerator) by the total shares of Company Common Stock outstanding as of September 2, 2014 plus the number of shares in the numerator. The 6,000,000 million new shares to be reserved for issuance under the 2014 Plan would increase the overhang percentage by an additional 8.69% to approximately 14.38%.

Anticipated Duration

If the Company continues to make equity awards at a rate consistent with its award rate over the past three years, as discussed above, we estimate that the number of shares available for future equity awards, including the 6,000,000 shares proposed to be available for issuance under the 2014 Plan if approved, will be sufficient to supply the Company’s equity awards for at least five years.

Key Features of the 2014 Plan

Limitation on Authorized Shares

The Company is requesting 6,000,000 shares as the maximum number of shares available for issuance under the 2014 Plan.

Additional Award Limitations

The 2014 Plan also limits the maximum number of shares of stock that may be covered by stock option awards, stock appreciation rights, any other stock or cash-based awards granted to any one individual to 750,000 during any single fiscal year.

No Repricing Permitted

The 2014 Plan expressly prohibits the repricing of stock options or stock appreciation rights. Further, no stock option or stock appreciation right may be cancelled, exchanged and replaced with stock options or appreciation rights or other awards having a lower exercise price or grant price, without the prior approval of the Company’s shareholders.

No Additional Shares from the 2004 Stock Plan

Any remaining shares under the 2004 Stock Plan will be cancelled and not available for grant after September 13, 2014. All outstanding awards previously granted under the 2004 Stock Plan will continue to be governed by and administered under the 2004 Stock Plan.

Term of the 2014 Plan

Unless earlier terminated by the Board of Directors, the 2014 Plan, if approved, will terminate on October 29, 2024. No awards may be granted under the 2014 Plan subsequent to that date.

Administration and Eligibility

The 2014 Plan will authorize the Compensation Committee, which is composed of independent non-employee directors, to make stock-based awards to employees of the Company. The 2014 Plan will also authorize the Board to make stock-based awards to non-employee directors. The 2014 Plan will be administered by the Compensation Committee, which selects the participants to be granted options or other awards under the 2014 Plan, determines the amount of grants or awards to participants, and prescribes discretionary terms and conditions of each grant not otherwise fixed under the 2014 Plan. All employees of the Company are eligible for participation under the 2014 Plan. As of the date hereof, no awards have been granted under the 2014 Plan and future awards cannot be quantified or estimated.

Types of Awards

Stock Options

Incentive stock options and Non-qualified stock options must be granted with an exercise price equal to at least the fair market value of the common stock on the date of grant. The option price must be paid in full by the participant upon exercise of the option, in cash, shares or other consideration having a fair market value equal to the option price or by a combination of cash, shares or other consideration permitted by the Compensation Committee.

For incentive stock options, the aggregate fair market value (determined as of the time the incentive stock option is granted) of shares of common stock with respect to which incentive stock options become exercisable for the first time by a participant under the 2014 Plan during any calendar year may not exceed $100,000. Incentive stock options have a maximum term fixed by the Compensation Committee, not to exceed 10 years from the date of grant. Nonqualified stock options have a maximum term fixed by the Compensation Committee, not to exceed 10 years from the date of grant. Stock options become exercisable during their terms in the manner determined by the Compensation Committee. Stock options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of a participant they may be exercised only by the participant.

Non-Employee Director Grants

In August 2014, the Compensation Committee approved changes to our director grants for fiscal year 2015.  As a result of these changes, non-employee directors already serving as directors on April 1 of each year starting in 2015 will be granted a Nonqualified Stock Option to purchase 12,000 shares of common stock at an exercise price equal to the fair market value of the stock on that date and will also be granted 8,000 restricted stock units, each of which will vest in increments of 33 1/3% of the original option or restricted stock unit grant beginning one year from the date of the grant and shall expire on the earlier of (i) ten years from the grant date, or (ii) one year after the person ceases to serve as a director.  The change to the director stock grants for fiscal year 2015, is contingent upon shareholder approval of the 2014 Stock Plan, as further described in this Proposal No. 2.   Previously, in fiscal year 2014, each newly appointed or elected non-employee director would receive at the beginning of his/her initial term, 50,000 non-qualified stock options and thereafter on April 1 of each year that a person remained a director, he/she would receive 12,000 non-qualified stock options. Each option would vest in increments of 33 1/3% of the original Option grant beginning one year from the date of the grant and shall expire on the earlier of (i) ten years from the grant date, or (ii) one year after the person ceases to serve as a director.  For fiscal year 2015, newly appointed directors would no longer receive an initial grant of 50,000 non-qualified stock options pursuant to the changes approved by the Compensation Committee and contingent upon the approval of the 2014 Stock Plan.

Stock Appreciation Rights

A stock appreciation right (“SAR”) entitles the holder to receive, on exercise, the excess of the fair market value of the shares on the exercise date (or, if the Committee so determines, as of any time during a specified period before the exercise date) over the SAR grant price. The grant price of any SAR must be equal to 100% of the fair market value of one share of the Company’s common stock on the grant date of such SAR. SARs may be granted at any time, and the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms, conditions or restrictions of any SAR will determined by the Compensation Committee.

Restricted Stock and Stock Units

A restricted share is a share issued with such contingencies or restrictions as the Compensation Committee may impose. Until the conditions or contingencies are satisfied or lapse, the stock is subject to forfeiture. A restricted stock unit is an award of a right to receive, in cash or shares, as the Compensation Committee may determine, the fair market value of one share of the Company’s common stock, on such terms and conditions as the Compensation Committee may determine. The Committee may grant Restricted Stock or Restricted Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award (as such term is defined by the 2014 Plan). Upon satisfying the relevant conditions, the shares of Restricted Stock covered by each Award shall become freely transferable by the participant, while Restricted Stock Units may be paid in cash or shares. Any fractional shares subject to such Awards shall be paid to the participant in cash.

The Compensation Committee may, in its discretion, permit participants holding shares of restricted stock or restricted stock units, to be credited with dividends paid with respect to the underlying shares of or dividend equivalents while they are held. The Compensation Committee may apply any restrictions to the dividends or dividend equivalents as it deems appropriate and may also determine the form of payment of such dividends or dividend equivalents, including cash, shares of common stock, restricted stock or restricted stock units.

The Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate; provided, however, that the Committee may not adjust performance goals for any Restricted Stock or Stock Unit intended to be exempt under Section 162(m) of the Code for the year in which the Restricted Stock or Stock Unit is settled in such a manner as would increase the amount of compensation otherwise payable to a participant. Except as otherwise determined by the Compensation Committee, upon a participant’s termination of employment or resignation or removal as a director during the applicable restriction period, all shares of unvested restricted stock or restricted stock units shall be forfeited and reacquired by the Company.

Performance Awards

A performance award may be in the form of any award permitted under the 2014 Plan and are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). A performance award may be payable in cash or shares, as determined by the Compensation Committee upon the achievement of specified objective performance criteria. The performance criteria, the length of any performance period, the amount of performance award granted shall also be determined by the Compensation Committee. However, the Compensation Committee may not waive the achievement of the performance criteria with respect to any performance award except, in its discretion, in the case of the death or disability of a participant. Notwithstanding the satisfaction of any performance goals, the amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine, in its sole discretion.

Other Stock or Cash-Based Awards

The Compensation Committee may also grant other incentives payable in cash or in shares under the 2014 Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.

Performance-Based Compensation/Section 162(m)

Awards of Restricted Stock, Stock Units, Performance Shares, Performance Units and other Awards made pursuant to the 2014 Plan may be made subject to the attainment of pre-established, objective performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to: revenue, revenue growth, income or net income, cash flow, gross profit, operating expenses, capital expenditures, balance sheet measures, market share, internal rate of return, customer satisfaction surveys, share price, EBITDA, return on investment, earnings growth, basic or diluted earnings per share, return on net assets, quality measures, financial return ratios, operating income, safety measures, inventory returns, inter- or intra-segment cross-selling, expense targets, productivity and volume or volume growth (the "Performance Criteria"). Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. Performance Criteria does not include the mere continued employment of the individual to whom the Award is made. Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company. Performance Criteria shall be established by the Committee and shall be derived from the Company's audited financial statements, including footnotes, or the Management's Discussion and Analysis section of the Company's annual report.

In general, the Committee may adjust downwards, but not upwards, the amount payable pursuant to an Award that is subject to Performance Criteria. The Committee may not waive the achievement of the applicable Performance Criteria with respect to an Award except, in its discretion, in the case of the death or disability of a Participant.

The annual maximum amount of compensation that a Participant may receive with respect to Awards that are subject to Performance Criteria is $3,000,000. The Committee shall have the power to impose such other restrictions on Awards that are subject to Performance Criteria as it may deem necessary to ensure that such Awards qualify as performance-based compensation under Section 162(m)(4)(C) of the Code.

U.S. Tax Treatment of Awards

The following description is a summary, and not a comprehensive description, of certain federal income tax consequences relating to Awards that the Company may grant under the 2014 Plan. The description does not address all tax consequences that may apply to an Award or specific tax consequences that may apply to a participant who receives an Award because of the participant's individual circumstances. The description is based on current statutes, regulations, and interpretations, all of which are subject to change, and any change of which may have a significant effect on the following description. The description does not include state or local income tax consequences, which also may be significant.

Incentive Stock Options

In general, neither a participant nor the Company will have any federal income tax consequences as a result of the grant to the participant of an Incentive Stock Option. The participant's exercise of an Incentive Stock Option also will not result in any federal income tax consequences to the participant or the Company, except that an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Stock Option, as of the date of exercise, over the option exercise price will be includable in the participant's taxable income for alternative minimum tax purposes. Upon the grant of the Incentive Stock Option or, if later, its vesting, a participant may be subject to an additional excise tax if all or a portion of the value of the Incentive Stock Option is treated as "excess parachute payments" within the meaning of the Code.

If a participant disposes of the shares of common stock acquired upon exercise of an Incentive Stock Option, the federal income tax consequences will depend upon how long the participant had held the shares of common stock. If the participant does not dispose of the shares of common stock within two years after the Incentive Stock Option was granted, or within one year after the participant exercised the Incentive Stock Option and the shares of common stock were transferred to the participant (the "Applicable Holding Periods"), then the participant will recognize a long-term capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized from the disposition of such stock will be taxable as ordinary compensation income in the year in which the disposition occurs to the extent that, in general, the fair market value of such stock on the date of exercise exceeds the option exercise price. The balance of any gain will be characterized as a capital gain.

If the Applicable Holding Periods are satisfied, the Company will not receive a tax deduction. If the Applicable Holding Periods are not satisfied, the Company will receive a tax deduction to the extent, and at the time, that the participant realizes ordinary compensation income. The Compensation Committee may adjust awards to participants who are not U.S. citizens or U.S. residents to recognize differences in local law or tax policy and may impose conditions on the exercise or vesting of awards to minimize tax equalization obligations for expatriate employees.

Nonqualified Options

Neither a participant nor the Company will have any federal income tax consequences as a result of the grant to the participant of a Nonqualified Stock Option. In general, when the participant exercises a Nonqualified Stock Option, the participant will recognize ordinary compensation income to the extent that the fair market value of the stock on the date of exercise exceeds the option exercise price, and the Company will receive a tax deduction in an equal amount.

Stock Appreciation Rights

Neither a participant nor the Company will have any federal income tax consequences as a result of the grant to the participant of a SAR. When the participant exercises the SAR, the participant will recognize ordinary compensation income equal to the amount of the cash or the fair market value of the common stock received by the participant, and the Company will receive a tax deduction in an equal amount.

Restricted Stock

In general, neither a participant nor the Company will have any federal income tax consequences as a result of the grant to the participant of Restricted Stock. If, however, the participant elects within 30 days after the grant date to recognize income, then the participant will recognize as of the grant date ordinary compensation income equal to the fair market value of the Restricted Stock as of the grant date. If the participant does not elect to recognize income as of the grant date, then, when the restrictions on the Restricted Stock lapse and the Restricted Stock vests, the participant will recognize ordinary compensation income equal to the fair market value of the Restricted Stock at such time. If the Company makes a distribution with respect to the Restricted Stock before either the participant makes an election to recognize income or the Restricted Stock vests, the participant also will recognize ordinary compensation income equal to the amount of the distribution. The Company will receive a tax deduction to the extent, and at the time, that the participant realizes ordinary compensation income with respect to Restricted Stock.

Restricted Stock Units

Neither a participant nor the Company will have any federal income tax consequences as a result of the grant to the participant of a Restricted Stock Unit. When the participant receives the Restricted Stock Unit, the participant will recognize ordinary compensation income equal to the amount of the cash or the fair market value of the common stock received by the participant, and the Company will receive a tax deduction in an equal amount.

Performance Shares and Performance Units

Neither a participant nor the Company will have any federal income tax consequences as a result of the grant to the participant of a Performance Share or a Performance Unit. When the participant receives cash or common stock with respect to Performance Shares or Performance Units, the participant will recognize ordinary compensation income equal to the amount of cash or the fair market value of the common stock, and the Company will receive a tax deduction in an equal amount.

Other Awards

When a participant receives cash or common stock with respect to other awards, the participant will recognize ordinary compensation income equal to the amount of cash or the fair market value of the common stock, and the Company will receive a tax deduction in an equal amount.

Section 162(m)

In certain situations, Section 162(m) of the Code could apply to limit the Company's ability to deduct fully the amount of a deduction that otherwise arises with respect to Awards. In general, Section 162(m) of the Code disallows a tax deduction to public companies to the extent that compensation paid during a year to the chief executive officer or any of the four other most highly compensated officers for the year exceeds $1,000,000. "Qualified performance-based compensation," however, is not subject to the limitation. Several requirements apply for compensation to qualify as qualified performance-based compensation, including: (1) a compensation committee comprised solely of at least two outside directors must establish objective performance goals, which preclude discretion to increase the amounts payable under the awards; (2) the shareholders must approve (i) the description of the business criteria on which the performance goals are based, (ii) the employees who may participate, and (iii) the annual per-participant limit on the amount of the awards; (3) before payment, the compensation committee must certify that the participant met the required performance goal or goals and all other material terms; and (4) as to options and SARs, the exercise price or the base amount may not be less than fair market value of the common stock on the date of grant. Under the 2014 Stock Plan, the Company may, but is not required to, grant Awards based on, and subject to, their qualifying as qualified performance-based compensation.

Transferability of Awards

Except as otherwise permitted by the Compensation Committee in its discretion, Options, SARs and other unvested awards may not be transferred except by will or applicable law of descent and distribution.

Corporate Transaction/Change in Control Provisions

Under the 2014 Plan, a “Corporate Transaction” is defined as a single transaction or a series of related transactions, of any one or more of the following events: (a) consummation of a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its subsidiaries, (b) consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or a merger, consolidation, exchange, reorganization or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation, exchange, reorganization or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation, exchange, reorganization or similar transaction, or (c) individuals who, at the beginning of any consecutive twenty-four month period, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board at any time during that consecutive twenty-four month period; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the 2014 Plan, be considered as a member of the Incumbent Board. To the extent required, the determination of whether a Corporate Transaction has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

Pursuant to the terms of the 2014 Plan, in the event a Corporate Transaction occurs, as defined above, the Board may provide for one or more of the following: (a) the acceleration of the exercisability, vesting, or lapse of the risks of forfeiture of any or all awards (or portions thereof), (b) the complete termination of the 2014 Plan and the cancellation of any or all awards (or portions thereof) which have not been exercised, have not vested, or remain subject to risks of forfeiture, as applicable, in each case as of the effective date of the Corporate Transaction, (c) that the entity succeeding the Company by reason of such Corporate Transaction, or the parent of such entity, shall assume or continue any or all awards (or portions thereof) outstanding immediately prior to the Corporate Transaction or substitute for any or all such awards (or portions thereof) a substantially equivalent award with respect to the securities of such successor entity, as determined in accordance with applicable laws and regulations, or (d) that plan participants holding outstanding awards shall become entitled to receive, with respect to each share of Common Stock subject to such award (whether vested or unvested, as determined by the Board pursuant to subsection (c)(i) hereof) as of the effective date of any such Corporate Transaction, cash in an amount equal to (A) for plan participants holding Options or Stock Appreciation Rights, the excess of the fair market value of such Common Stock on the date immediately preceding the effective date of such Corporate Transaction over the exercise price per share of Options or Stock Appreciation Rights, or (B) for Participants holding Awards other than Options or Stock Appreciation Rights, the Fair Market Value of such Common Stock on the date immediately preceding the effective date of such Corporate Transaction.

Recent Share Price

On September 2, 2014, the closing market price for the Company’s common stock on NASDAQ Global Market was $3.30 per share.

Registration of Shares

The Company intends to file a Registration Statement on Form S-8 covering the issuance of the shares under the 2014 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the 2014 Plan by the Company's shareholders.

Vote Required

The affirmative vote of the holders of the greater of (i) a majority of the outstanding shares of common stock and preferred stock (voting on an as-converted basis) of the Company present and entitled to vote or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the meeting, is required for approval of the 2014 Plan. A shareholder who abstains is considered to be present and entitled to vote at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a Proxy to vote shall not be considered present and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE APPROVAL OF THE 2014 STOCK PLAN.

PROPOSAL NO. 3—Ratification of the Appointment of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Grant Thornton LLP to act as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015 (“FY2015”). Although shareholder ratification of this appointment is not required by our Bylaws or otherwise, we are submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting so that our shareholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the appointment, although it will not be required to select a different independent registered public accounting firm for the Company for FY2015.

Grant Thornton LLP was first appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2005. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP.

PROPOSAL NO. 4— Approval on an advisory basis of the compensation paid to the Named Executive Officers for FY2014 as disclosed in this Proxy Statement (“Say on Pay”)

We are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers for FY2014 as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the “Executive Compensation” sections of this Proxy Statement including the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures. These sections describe our compensation philosophy, objectives, plans and goals and the compensation practices and decisions that were applicable in FY2014.

Our executive compensation program is a combination of base salary, annual cash incentive opportunity, long-term incentives in the form of equity awards under the Company’s shareholder-approved equity plan, and benefits generally available to the Company’s other employees. It is competitive with the practices of other organizations in similar industries and of similar sizes in order to facilitate the recruitment and retention of the strong leadership necessary to grow our business and drive financial results.

Our pay-for-performance philosophy is reflected in the annual cash incentive opportunity and long-term incentive components of our compensation program, and in FY2014:

●	Our named executive officers did not receive annual incentive payments as the Company did not fully meet its financial goals; and
●

The named executive officers received appropriate stock option and restricted stock awards to align the interests of the executive officers with the interests of our shareholders and encourage long-term value creation.

The compensation of our named executive officers was structured to embody the following best practices:

●	Compensation committee and compensation consultant independence;
●	Regular assessment of compensation risks;
●	An expectation that executive officers maintain certain stock ownership levels;
●	A policy that prohibits executive officers from engaging in any speculative transactions in our Common Stock and from hedging the economic risk of ownership of our Common Stock;
●	No IRC Section 280G tax gross-ups;
●	No supplemental retirement plans; and
●	Minimal executive perquisites.

Because the Say on Pay vote is advisory, it will not affect any compensation already paid or awarded to any named executive officer, nor will it be binding on the Company, the Board or the Compensation Committee. Nonetheless, the Compensation Committee will consider the results of the Say on Pay vote and take the results into account when making future decisions concerning our executive compensation program and the compensation paid to our named executive officers.

Say-on-Pay Voting Results for the 2013 Annual Meeting

Each year the Compensation Committee considers the prior year shareholder advisory vote on the compensation of the Named Executive Officers as appropriate in making compensation decisions. At the annual meeting of shareholders held in October 2013, more than 79% percent of the shareholders present and voting on the matter approved, on an advisory basis, the compensation disclosed in the Company’s proxy statement for the meeting. As a result, the Compensation Committee concluded that the Company's shareholders were generally supportive of the Company's executive compensation philosophy, policies and programs and the Compensation Committee will continue to reach out to shareholders regarding compensation matters. The Compensation Committee determined to continue such philosophy, policies and programs, with such updates and modifications as appropriate for changing circumstances.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE APPROVAL OF COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT
INFORMATION CONCERNING DIRECTORS AND NOMINEES

Names, Principal Occupations for the Past Five Years and Selected

Other Information Concerning Nominees and Directors

NOMINEES FOR DIRECTOR — Term to Expire at Annual Meeting in 2017 (Class III)

FREDERICK C. GREEN IV, age 56, has served as a director of the Company since September 2009 and is Chair of the Compensation Committee and a member of the Strategic Transactions Committee. Mr. Green is the Chief Development Officer of Range Systems, Inc. and Sealed Mindset, LLC, companies providing live fire shooting products and services for the military, law enforcement and consumer communities. Previously, Mr. Green was the President of Jonaco Machine, a contract manufacturer to the aerospace and medical equipment industries. From 2005 to 2010, Mr. Green was the Managing Director of Denali Partners, LLC, a private equity firm that he co-founded in 2004. Jonaco Machine was previously a portfolio company of Denali Partners and was sold by Denali in late 2010. Previously, from 2002 to 2004, he founded and was the Managing Director of Marathon Partners LLC, a management firm for the portfolio companies of private equity firms. From 1999 to 2002, he served as the Chief Operating Officer of Bracknell Corporation, a $1.4 billion facilities infrastructure company with 33 locations in North America, and previously he was the President and CEO of Nationwide Electric, Inc., a national electrical installation and services company that was acquired by Bracknell. From 1996 to 1998, he was the President and CEO of Product Safety Resources, Inc., a company focused on electronic product safety information, and from 1988 to 1996, Mr. Green held various operations and leadership positions with Emerson Electric Co. (NYSE:EMR), a multinational manufacturer of a broad range of electrical, electromechanical and electronic products and systems, including: Vice President, General Manager, Process Flow; Vice President Marketing and Sales; and Vice President of Strategic Planning and Technology. Prior to joining Emerson Electric Mr. Green was a management consultant with McKinsey & Company.

Mr. Green’s director qualifications include his extensive and diverse business experience, his significant experience in merger, acquisition and divestiture transactions, his understanding of capital markets, and his extensive background in strategic planning. As a result of Mr. Green’s various leadership and executive experiences, he has an in-depth knowledge of executive management, leadership and corporate governance matters.

STEPHEN DUCHELLE, age 58, was appointed to the Board on April 1, 2014. Mr. Duchelle’s appointment filled a vacancy that arose from the retirement of director Keith A. Benson from the Company’s Board of Directors on May 31, 2014. Since October 2012, Mr. Duchelle has been the Vice President of e-commerce for Juicy Couture, a retail provider of women’s and girl’s apparel and accessories, which recently operated as Fifth & Pacific Companies, where he was responsible for its e-commerce business strategy and web operations. Previously, from August 2009 to September 2012, Mr. Duchelle served as the Vice President of e-commerce Strategy at GSI Commerce, Inc., now eBay Enterprise, a provider of e-commerce and interactive marketing services related to direct to consumers sales, where he was responsible for a portfolio of e-commerce clients providing e-commerce omni-channel consulting and client services support. Mr. Duchelle also served as the Senior Vice President of e-commerce for Belk, Inc., a retail provider of fashion apparel, shoes, and accessories, as well as additional house ware merchandise, from September 2007 to July 2009. Mr. Duchelle holds both a B.S. and M.S. degree from Virginia Tech as well as a M.B.A. from James Madison University.

Mr. Duchelle’s director qualifications include his more than 20 years of retail industry experience, including 15 years in various e-commerce leadership roles, and his extensive management and operating experience at internet-based businesses. As a result of his industry experience, Mr. Duchelle provides the Board with additional insight into e-commerce related market opportunities, industry-specific risk management issues and strategic planning matters.

ALEX CONSTANTINOPLE, age 44, is Chief Executive Officer of The OutCast Agency and has more than 20 years of experience as a strategic communications and marketing executive for high-profile global brands. Ms. Constantinople has served as a director since July 2014. At OutCast, Ms. Constantinople works closely with founders and executives of some of the world’s most well-known and disruptive companies to help shape their brands and build their businesses. Prior to joining OutCast in September 2010, she was responsible for communications for the business and editorial divisions of Condé Nast’s WIRED magazine and its digital properties. Ms. Constantinople also spent 15 years at General Electric, where she served in marketing and communications roles for GE Corporate and NBC. As General Manager of GE Corporate and marketing services, she oversaw global marketing initiatives such as the launch of GE’s groundbreaking ecomagination platform and imagination at work branding campaign. While at NBC, she served as Vice President of NBC News as well as Director of Corporate Communications and head of publicity for the Today show. She began her career at CNN as a publicist for Larry King Live. Ms. Constantinople holds a B.A. in English from Denison University.

Ms. Constantinople’s director qualifications include her extensive experience with marketing, branding and communications and will be able to provide the Board with additional guidance related to the Company’s marketing and branding opportunities, shareholder and investor outreach and strategic planning.

SCOTT GUILFOYLE, age 56, has served as a director since July 2014. He joined eBay in 2008 as Chief Technology Officer of PayPal in charge of the PayPal payments platform operations. His other responsibilities at eBay included participating on the 12 member eBay leadership team and on the technology committee of the eBay Board of Directors and serving as Chief Information Officer of eBay and an executive director of the PayPal Bank Board in Luxembourg. Since his retirement from eBay in 2012, Mr. Guilfoyle has been serving as an angel investor and board advisor to several firms focused primarily in technology, e-commerce and payments. Prior to working at eBay, Mr. Guilfoyle served as Chief Information Officer of LendingTree from 2007 to 2008 and as Chief Information Officer of eCommerce and Card Services at Bank of America from 2002 to 2007. At Bank of America, he was responsible for leading the technology organization for online banking, credit card, debit and ATM, merchant services and mortgage services. While at Bank of America, Mr. Guilfoyle played a significant role in the acquisition and integration of MBNA Corporation, a leading provider of credit card and payment products. Mr. Guilfoyle began his professional career with General Electric, where he worked for 18 years, including as a Chief Information Officer overseeing multiple GE businesses, including GE Power Systems, GE Appliances, GE Plastics, GE ebusiness and GE Aviation Services. Mr. Guilfoyle holds a B.B.A from Wilmington College.

Mr. Guilfoyle’s director qualifications include his industry related experience, technical expertise and his in-depth knowledge of mergers and acquisitions and risk management. Mr. Guilfoyle will be able to provide the Board with additional insight into industry specific risks and matters, e-commerce related technology issues and matters related to shareholder value.

CONTINUING DIRECTOR — Term to Expire at Annual Meeting in 2015 (Class I)

REBECCA LYNN ATCHISON, age 53, has served as a director of the Company since October 2013. Since August 2006, she has been the Chief Financial Officer of HomeAway, Inc. (NASDAQ: AWAY), an internet-based operator of the world’s largest online marketplace for the vacation rental industry. Previously, Ms. Atchison was Chief Financial Officer of Infoglide Software Corporation, an enterprise software provider, from February 2004 to August 2006. From October 2003 to January 2004, Ms. Atchison worked as a business consultant for Range Online Media, an internet marketing firm. From May 1996 to April 2003, Ms. Atchison served as Chief Financial Officer and Vice President of Finance and Administration of Hoover’s, Inc., a provider of online business information. From November 1994 to April 1996, Ms. Atchison served as Chief Financial Officer of Travelogix, Inc., a provider of travel ticketing systems software. From May 1990 to November 1994, Ms. Atchison worked as a consultant providing controller functions for software, technology and non-profit organizations, including Trilogy Development, a provider of sales automation software, and Austin American Technology. Prior to that, Ms. Atchison worked for eight years as an accountant with Ernst & Young LLP. Ms. Atchison holds a B.B.A. in accounting from Stephen F. Austin State University.

As a result of her extensive executive experiences as a chief financial officer, Ms. Atchison has thorough knowledge of accounting, investments and financial markets. Ms. Atchison’s additional director qualifications include her 30 years of finance and accounting experience and her experience in operating internet-based businesses.

BRADLEY J. SHISLER, age 43, has served as a director of the Company since February 2011 and is a member of the Compensation, Governance and Nominating, and Strategic Transactions Committees. Mr. Shisler currently serves on the board of directors of Pixelworks, Inc. (NASDAQ: PXLW), which creates, develops and markets video display processing technology for digital video applications that demand the very highest quality images, and on the board of directors of RealManage Holdings, Inc., a community association management company. Mr. Shisler is a Managing Director of Condire Investors, LLC and is an employee of CPMG, Inc., both of which are Dallas-based investment management companies. From September 2007 until December 2008, Mr. Shisler served as a partner at Blue River Partners, L.L.C., a start-up private equity firm formed to make control investments in lower middle-market companies. Previously, from 1996 to 2007, Mr. Shisler was a principal of Willis Stein & Partners, a private equity fund with nearly $3 billion of equity capital under management. While at Willis Stein, Mr. Shisler served on the boards of directors of Baker & Taylor Corporation, a leading national distributor of books, DVDs and music; CompuPay, Inc., a provider of outsourced payroll processing, tax filing and other related services; National Veterinary Associates, Inc., an owner and operator of 96 companion animal veterinary hospitals throughout the U.S.; and Ziff Davis Media Inc., an integrated media company focused on the technology and video game markets. Mr. Shisler has a M.B.A., with distinction, from the Kellogg School of Management at Northwestern University, as well as both a B.S. degree in chemical engineering and a B.A. degree in political science from Rice University.

Mr. Shisler’s director qualifications include his deep experience with the development of corporate strategy and the oversight of its implementation that results from the active involvement in the direction of numerous companies in a variety of industries, including service on five other corporate boards and four other audit committees. Mr. Shisler also has extensive private equity experience where he has evaluated hundreds of businesses for potential investment and can provide the Board with additional insight into financial markets, mergers and acquisitions and corporate finance matters.

RICHARD S WILLIS, age 53, has served as a director of the Company since February 2011 and was a member of the Compensation Committee until his appointment as President and Chief Executive Officer of the Company in September 2011. Mr. Willis currently serves on the board of directors of Tuesday Morning Corporation (NASDAQ: TUES), a leading closeout retailer with 828 stores across the United States, specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts. Previously during 2011, he was the executive chairman of Charlotte Russe, a mall-based specialty retailer of value-priced women’s apparel and accessories. From 2009 to 2011, he served as President of Shoes for Crews, a seller of slip resistant footwear. From 2003 to 2007, he was President and CEO of Baker & Taylor Corporation, the world's largest distributor of books, as well as a global distributor of DVDs and music. While at Baker & Taylor he served for two years as the Chairman of the National Association of Recording Merchandisers. Previously, Mr. Willis served as Chairman, President and CEO of Troll Communications; President and CEO of Bell Sports; and CFO of several magazine companies, including Petersen Publishing, which he helped take public in 1997. Mr. Willis has a bachelor's degree in business administration and a master's of business administration from Baylor University, where he also serves as a Regent.

Mr. Willis’ director qualifications include his considerable executive leadership experience across multiple industries, including with distribution businesses that serve retailers and their suppliers. Mr. Willis’ has significant expertise in operating businesses and directing transformative changes to their strategic plans.

CONTINUING DIRECTOR — Terms to Expire at Annual Meeting in 2016 (Class II)

MONROE DAVID BRYANT, JR., age 61, has served as a director of the Company since November 2012 and is a member of the Audit Committee. Previously, he had served as a director of Speed Commerce Corp. (f/k/a SpeedFC, Inc.) since its founding in May 2000 until its acquisition by the Company in November 2012. Mr. Bryant is a shareholder in Cox Smith Matthews, Incorporated, the largest law firm based in San Antonio, Texas. Mr. Bryant started the Dallas office of the firm in 2005 and practices litigation across several areas of law including financial fraud and bankruptcy-related litigation, technology and real estate litigation, securities and corporate governance matters and across all areas of business dispute practice. Since 2003, Mr. Bryant has also been a director of The Landrum Company and/or its principal subsidiary, The Landmark Bank, N.A., based in Columbia, Missouri. Previously, Mr. Bryant served as Vice President and General Counsel for Perot Systems Corporation, then a privately held technology services company, and as Senior Vice President and General Counsel of Amtech Corporation (NASDAQ:AMTC), a manufacturer and service provider with respect to radio frequency identification equipment.  Mr. Bryant earned a J.D. degree from Harvard Law School, magna cum laude, in 1975.  He is a member of the State Bars of Texas and California and also serves as a Senior Trustee of Austin College, a private liberal arts college in Sherman, Texas.

Mr.Bryant’s director qualifications include his extensive legal experience and deep understanding of business litigation, banking and technology services and his knowledge of e-commerce and third party logistics services. Mr. Bryant provides the Board with additional insight of corporate legal matters and corporate governance issues.

TIMOTHY R. GENTZ, age 63, has served as a director of the Company since May 2004 and as Chairman of the Board since September 2011 and is Chair of the Governance and Nominating Committee. From January 2005 to June 2012, Mr. Gentz was a self-employed consultant to multiple medical products and services companies and also was engaged in such activity from January to December 2003. During 2004, Mr. Gentz served as the COO of The Palm Tree Group, a Houston-based international distributor of medical products and supplies. From October 2000 to December 2002, he was the COO and CFO for Gulf South Medical Supply, Inc., a wholly-owned subsidiary of PSS World Medical (NASDAQ), Inc. Previously, Mr. Gentz was a private investor in an Internet entertainment start-up company, a CD package company, a Houston-based investment banking firm and other private companies. In May 2011, Mr. Gentz was elected as a director of TOBI, Inc. (TOAK.OB), an inactive bank holding company formerly known as Treaty Oak Bancorp, Inc.

Mr. Gentz’s director qualifications include his financial expertise, his diverse business experience with other public companies, and his significant distribution industry experience. His leadership skills and qualifications have been demonstrated as a CEO, COO and CFO in private and public companies.

JEFFREY B. ZISK, age 56, has served as a director of the Company since November 2012. He founded the predecessor entity to Speed Commerce Corp. (f/k/a SpeedFC, Inc.) in May 2000 and served as its President, Chairman and CEO until its acquisition by the Company in November 2012, at which time he was appointed President of Speed Commerce Corp. He has over 30 years of experience in the fulfillment, technology and retail industries. Mr. Zisk began his entrepreneurial career by partnering with Ross Perot in the successful start-up of AMWC (d.b.a. American Wholesale Club), a warehouse retailer/wholesaler of grocery, hardline and soft-line products. Following the successful sale of AMWC to a large competitor, Mr. Zisk served as CEO, President and Founder of Entertainment Foods, Inc., a manufacturer, distributor and retailer of high quality fresh prepared foods. Prior to founding Speed FC, Inc., he also served as President and COO of Designers Collection, Inc., a Dallas-based manufacturer and distributor of home textile products and Vice President of TurboChef Inc., a cooking technology company. Mr. Zisk graduated from Vanderbilt University in 1979 with a Bachelor's of Engineering degree. He grew up in Dallas, Texas, and attended St. Marks School of Texas, a private preparatory school where he previously served as a Trustee for many years.

Mr. Zisk’s director qualifications include his extensive experience in end-to-end e-commerce and third party logistics services and his diverse business experience in the fulfillment, technology and retail industries. Mr. Zisk’s has over ten years of experience with the Company and has extensive knowledge of the Company’s products, services, customers and market opportunities.

DIRECTOR — Voluntarily Resigning as of October 29, 2014 (Class III)

KATHLEEN P. IVERSON, age 58, (Class III Director – Term expires 2014) has served as a director of the Company since September 2008 and is Chair of the Audit Committee. Ms. Iverson previously served as a director of CyberOptics Corporation (NASDAQ:CYBE), a manufacturer of optical process control sensors and measurement and inspection systems used in the electronics assembly equipment market and in the semiconductor industry, since May 1998 and Chairman of the Board since August 2009, and has served as its President and CEO since January 2003. Ms. Iverson retired from all positions with Cyberoptics in January 2014. She joined CyberOptics Corporation in January 2002 as its President and COO. Previously, she was employed by Rosemount, Inc., a multinational manufacturer of high-performance instrumentation for the processing industries and a subsidiary of Emerson Electric Co. (NYSE:EMR), from 1979 through December 2001, and held various finance and leadership positions, including Vice President/General Manager, Complete Point Solutions, and Vice President/General Manager, Worldwide Temperature.

Ms. Iverson’s director qualifications include her extensive experience in governance and leadership roles with other public companies, as well as her high level of financial literacy and significant corporate finance experience.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

Board Leadership Structure

We currently separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”). Our corporate governance documents allow the Board flexibility in determining at any particular time the most appropriate leadership structure in order to serve the interests of the shareholders and meet our business needs. The CEO focuses on the strategic direction and day-to-day operation and performance of the Company. The Chairman of the Board focuses on the functioning of the Board in its oversight responsibilities, sets meeting agendas, presides over Board meetings, and acts as the liaison to the Board regarding issues between the independent directors and management. Because the roles of CEO and Chairman are separate, the Board has determined that there is no current need to appoint a lead director.

Independent Directors

Our Board of Directors has determined that each of the following current Directors:   Bryant, Gentz, Green, Iverson, Shisler, Atchison, Duchelle, Constantinople and Guilfoyle are “independent,” as that term is defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Global Market. Accordingly, our Board of Directors is composed of a majority of independent directors as required by the NASDAQ Marketplace Rules. The independent directors meet regularly, generally before or after each regularly scheduled Board meeting.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing the identification of and the processes in place for the management of the Company’s enterprise risk. The full Board oversees strategic and operational risks, the Audit Committee oversees financial and compliance risks, the Compensation Committee oversees human resources and compensation risks, and the Governance and Nominating Committee oversees corporate governance risks and coordinates between Board committees to ensure that all significant risk categories are addressed by at least one committee.

Management regularly reports to the Board, or relevant committee, on each major area of enterprise risk and seeks the Board’s concurrence in acceptable risk tolerances and strategies to monitor and ensure that tolerances are not exceeded. At each meeting of the full Board, each committee gives a detailed review of the matters it discussed and conclusions it reached during its recent meetings. Additional reporting and review of identified enterprise risks is conducted as needed or as requested by the Board or a committee. The Board’s management of risk oversight has not had an effect on the Board’s leadership structure.

Board Committees

Our Board of Directors has established three standing committees that meet regularly, which include the Audit, Governance and Nominating, and Compensation Committees. The current committee membership is described below.

Name of Director	Audit	Compensation	Governance and Nominating
Timothy Gentz			Chair
Richard S Willis(1)
Rebecca Lynn Atchison	Member
M. David Bryant		Member	Member
Stephen Duchelle	Member
Frederick C. Green, IV		Chair
Scott Guilfoyle
Kathleen Iverson	Chair (retiring)
Bradley Shisler		Member	Member
Jeffery Zisk(1)
Alex Constantinople

(1)	Mr. Willis and Mr. Zisk are employees of the Company and therefore are not members of any committee.

Audit Committee

Our Board of Directors has established a standing Audit Committee that meets regularly. The Audit Committee oversees the accounting and financial reporting processes and audits of our consolidated financial statements. The Audit Committee assists the Board in fulfilling its oversight responsibilities for the quality and integrity of our financial reports, our compliance with legal and regulatory requirements and the independent auditors’ qualifications and independence, as well as accounting and reporting processes. The Audit Committee reviews the Company’s significant controls, policies and procedures in connection with the assessment and management of enterprise risk, and coordinates with the Company’s internal auditing department to ensure that effective programs are in place to monitor compliance with applicable policies and procedures. The Audit Committee also reviews the internal and external financial reporting of the Company and reviews the scope of the independent audit. The members of the Audit Committee at March 31, 2014 were Kathleen P. Iverson (Chair), Rebecca Lynn Atchison and Keith A. Benson. Mr. Benson retired as a director on May 31, 2014 in compliance with the Company’s mandatory retirement age policy and Mr. Duchelle was appointed to the Audit Committee as of April 1, 2014. Our Board of Directors has determined that all members of the Audit Committee are financially literate and are “independent,” as that term is defined in Rule 5605(a)(2) of NASDAQ’S Marketplace Rules and SEC Rule 10A-3. The Board determined that Ms. Iverson is qualified as an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Governance and Nominating Committee

The Governance and Nominating Committee (i) oversees our system of corporate governance (including significant controls, policies and procedures) and makes recommendations with respect to changes in our core principals of corporate governance; (ii) oversees the development of executive officer succession plans; (iii) reviews and makes recommendations with respect to the criteria for the selection of new directors; (iv) recommends nominees for vacancies on the Board; (v) oversees the orientation for new directors and suggests appropriate director education and training for all directors; and (vi) oversees the evaluation of the performance of the Board and management of the Company. The Governance and Nominating Committee reviews the overall composition of the Board, identifies the particular experience, qualifications, attributes and skills of each nominee and incumbent director that qualify such individual for service on the Board, and recommends to the full Board the persons to be nominated for election at each annual meeting of shareholders. The members of the Governance and Nominating Committee during FY2014 were Timothy R. Gentz (Chair), Keith A. Benson and Bradley J. Shisler. Mr. Benson retired in May 2014. The Board of Directors has determined that all members of the Governance and Nominating Committee are “independent,” as that term is defined in Rule 5605(a)(2) of NASDAQ’S Marketplace Rules.

Compensation Committee

The Compensation Committee reviews and oversees the salaries, compensation and benefits of our CEO, executive officers and employees in general, as well as the compensation of our non-employee directors. In conjunction with the Governance and Nominating Committee, the Compensation Committee approves the CEO’s annual goals and objectives and evaluates the CEO’s performance in light of the established goals and objectives. The Compensation Committee also reviews our compensation policies and practices to ensure that they do not involve compensation risks that are reasonably likely to have a material adverse effect on the Company. In addition to the meetings and actions of the Compensation Committee, the entire Board of Directors discussed and reviewed compensation issues throughout the year at its regular meetings. The members of the Compensation Committee during FY2014 were Frederick C. Green IV (Chair), Bradley J. Shisler and M. David Bryant. The Board of Directors has determined that all members of the Compensation Committee are “independent,” as that term is defined in Rule 5605(a)(2) of NASDAQ’S Marketplace Rules, and are “non-employee directors,” as that term is defined in SEC Rule 16b-3.

Meeting Attendance

During FY2013, our Board of Directors held five regular meetings and 13 telephonic meetings. The Audit Committee held five regular meetings. The Compensation Committee held five regular meetings. The Governance and Nominating Committee held three regular meetings. The current directors attended 100% percent of the meetings of the Board and of the Committees on which the director served. Board members also conferred informally during the year to discuss various aspects of our business affairs. The Board of Directors does not have a formal policy on the attendance of directors at the annual meetings of shareholders but all directors are encouraged to attend. All of the directors then serving attended the annual meeting of shareholders held in September 2013 and we anticipate that all directors will attend the 2014 Annual Meeting.

Code of Business Conduct and Ethics

On March 29, 2004, the Board of Directors adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), that applies to all of our directors, officers and employees. The Audit Committee is responsible for overseeing compliance with the Code of Conduct and reviewing and updating the Code of Conduct. The Audit Committee reviewed the Code of Conduct in FY2014 and determined that no amendments were warranted. In accordance with the NASDAQ Marketplace Rules, any waivers of the Code of Conduct for directors and executive officers must be approved by our Board of Directors. No waivers were granted during FY2014.

Corporate Governance Documents

The charters of the Audit, Governance and Nominating, and Compensation Committees, as well as our Code of Conduct, are available for viewing and downloading on the Company’s website at www.speedcommerce.com and may be found by selecting the “Investors” tab and then clicking on the “Corporate Governance” link. If our Board of Directors grants any waivers of, or amendments to, the Code of Conduct applicable to any of our directors or executive officers, we will also disclose these matters on the “Corporate Governance” link of the website.

Related Party Transactions

The Board does not have a separate written policy regarding the review and approval of related party transactions. However our Audit Committee Charter and Code of Conduct require that the Audit Committee review and approve all transactions with related persons as may be required by the rules of the Securities and Exchange Commission or NASDAQ’s Marketplace Rules. Under such rules a “related person” includes any of the directors or executive officers of the Company, certain large shareholders, and their immediate families. The transactions to be reviewed include those where the Company is a participant, a related person will have a direct or indirect material interest, and the amount involved exceeds $120,000. The Audit Committee would determine if any such transactions (i) are fair and reasonable, (ii) are on terms no less favorable to the Company than could be obtained in a comparable arm’s length transaction with an unrelated third party, and (iii) do not constitute an objectionable “conflict of interest” for a director, officer or employee of the Company. Directors and executive officers are required to disclose any such transactions under our Code of Conduct and are specifically asked to disclose such transactions in our annual Directors and Officers Questionnaire.

During fiscal year 2014, no transactions were disclosed to the Audit Committee which required review as related party transactions, and the Audit Committee was not otherwise aware of any such transactions.

Stock Ownership Guidelines

The Board of Directors has adopted Company stock ownership guidelines for Company officers and directors. For the officers, the guidelines are an expectation that within five years of beginning service at the relevant position, stock ownership (including vested stock options) meet five times base salary for the Chief Executive Officer, three times base salary for the Chief Financial Officer, two times base salary for divisional presidents and one times base salary for other officers. Failure of the officers to meet the guidelines may be considered as a factor in compensation and bonus decisions. For the directors, the guidelines are an expectation that within three years of joining the Board, each director owns 74,000 shares (including vested stock options). The Board believes that stock ownership demonstrates commitment by our officers and directors and further aligns their interests with those of our shareholders and is satisfied with the progress made by our officers and directors in complying with the guidelines. The Board of Directors has also adopted a policy that prohibits the directors and executive officers of the Company from (i) engaging in strategies using puts, calls, equity swaps or other derivative securities in order to hedge or offset any decreases in the market value of any directly or indirectly owned shares of the Company’s stock and (ii) pledging shares of the Company’s stock as collateral for a loan or any other purpose.

Qualifications of Candidates for Election to the Board

Our Board of Directors takes a critical role in guiding the Company’s strategic direction and oversees the management of the Company. When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on boards of directors of companies in industries similar to ours, concern for the long-term interests of the shareholders, financial literacy, good judgment and personal integrity. In addition, director candidates must have time available to devote to Board activities. Accordingly, the Board seeks to attract and retain highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company.

The Board and the Governance and Nominating Committee have not established specific requirements for director candidates but will consider, among other qualifications, the candidate’s knowledge of and experience with accounting, his or her general financial literacy, and his or her understanding of corporate governance practices and responsibilities. The Board and the Governance and Nominating Committee retain the right to modify these qualifications from time to time. Exceptional candidates who do not meet all of these criteria may still be considered.

Role of Diversity in Director Selection

The Governance and Nominating Committee seeks to nominate individuals who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions. Board members should display the personal attributes necessary to be an effective director, including integrity, sound judgment, independence, the ability to operate collaboratively and a commitment to the Company’s shareholders. The Governance and Nominating Committee values diversity as a factor in selecting individuals nominated to serve on the Board of Directors. Although the Board of Directors prefers a mix of backgrounds and experience among its members, it does not follow any ratio or formula to determine the appropriate mix, nor is there a specific policy on diversity. The Governance and Nominating Committee uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to a high standard of service for the Board of Directors.

Process for Identifying and Evaluating Candidates for Election to the Board

The Governance and Nominating Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the nominees for election at each annual meeting of shareholders. In the case of incumbent directors, the Governance and Nominating Committee will review each such director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the applicable independence standards. In the case of any new candidates, the questions of independence and financial expertise are important in determining what roles can be performed by the candidate, and the Governance and Nominating Committee will determine whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. The full Board approves the final nominations. New candidates are interviewed by the Governance and Nominating Committee and, if approved by the Committee, then by all members of the Board. An approved new candidate must consent to and pass a background investigation prior to receiving a formal invitation to become a nominee of the Board of Directors.

Shareholder Recommendations of Candidates for Election to the Board

Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to Mr. Ryan F. Urness, the Company’s Secretary, and providing to the Secretary the following: (i) the candidate’s name, biographical data and qualifications, including: a five-year employment history with employer names and a description of the employer’s business; (ii) whether such individual can read and understand fundamental financial statements; (iii) other board memberships (if any); and (iv) such other information as is reasonably available and sufficient to enable the Governance and Nominating Committee to evaluate the candidate’s qualifications, including a consent for a background investigation. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Provided the Governance and Nominating Committee has received a written recommendation and accompanying materials in time to do an adequate evaluation of the candidate’s qualifications, the Governance and Nominating Committee will consider qualified candidates and make its recommendation to the Board of Directors.

Shareholder Nominations of Candidates for Election to the Board

Any shareholder entitled to vote in the election of directors generally may nominate candidates for election to the Board only if written notice of such shareholder’s intent to make such nomination or nominations has been timely given, either by personal delivery or by certified or registered United States mail, postage prepaid and return receipt requested, to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC proxy rules; and (e) the consent of each nominee to serve as a director of the Company if so elected and consent for a background investigation. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Shareholder Communications with the Board

Shareholders can communicate directly with the Board, or with any Committee of the Board, by writing to Mr. Ryan F. Urness, the Company’s General Counsel and Secretary, at the Company’s address. All communications will be reviewed by management and then forwarded to the appropriate director or directors or to the full Board or Committee, as appropriate.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees

Directors who are Company employees do not receive compensation for their services as directors. During fiscal year 2014, Directors who were not employees of the Company (“Non-employee Directors") each received an annual retainer of $36,000, paid in monthly installments. No additional compensation was paid for meeting attendance. The chairpersons of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee each received an additional annual fee of $5,000 and the Chairman of the Board received an additional annual fee of $15,000. In addition, Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at board and committee meetings.

Equity Compensation

Non-employee Directors also received equity compensation consisting of an initial stock option grant and annual stock option grants under the terms of the authorized stock plan, which has been approved by the shareholders. Each newly elected or appointed Non-employee Director received an initial non-qualified stock option grant covering 50,000 shares of Common Stock. Each Non-employee Director also received an annual grant on April 1 of each year, of a non-qualified stock option to purchase 12,000 shares of our Common Stock. All stock option grants to Non-employee Directors are exercisable at the fair market value on the date of the grant and vest one-third per year beginning one year from the grant date and expire on the earlier of (i) ten years from the grant date and (ii) one year after the director ceases to serve. Under the 2004 Plan, vesting is accelerated upon the occurrence of a “Change of Control Transaction” as defined in the authorized 2004 Plan. As an exception to the foregoing, the 2004 authorized stock plan provided that any Non-employee Director who is ineligible to stand for re-election after reaching the Board’s mandatory retirement age of 70 will receive an award of 3,000 shares of restricted stock per year during each of the last two years of such director’s last term in lieu of annual stock option grants for such years. This provision was applicable to Mr. Benson, who was not eligible to stand for re-election as a director at the 2014 Annual Meeting because of the mandatory retirement requirement and resigned from the Board on May 31, 2014.

For fiscal year 2014, pursuant to the foregoing, Directors Gentz, Bryant, Green, Iverson, and Shisler each received an annual stock option grant covering 12,000 shares of Common Stock on April 1, 2014 at an exercise price of $3.65 per share. Ms. Atchison received an initial stock option grant covering 50,000 shares of Common Stock on the date of her appointment in October 2013 at an exercise price of $3.52. Mr. Benson received a grant of 3,000 shares of restricted stock on April 1, 2014. Mr. Duchelle was appointed after the end of fiscal year 2014 on April 1, 2014 and also received an initial stock option grant covering 50,000 shares of Common Stock on April 1, 2014 at an exercise price of $3.65 and an annual stock option grant for fiscal year 2015 covering 12,000 shares of Common Stock at an exercise price of $3.65. Ms. Constantinople and Mr. Guilfoyle were also appointed to the Board after the end of fiscal year 2014 and each received an initial stock option grant covering 50,000 shares of Common Stock on July 14, 2014 at an exercise price of $3.13.

 The following table shows compensation information for our Non-employee Directors for fiscal year 2014.

Director Compensation Table for Fiscal Year 2014

	Fees Earned	Stock	Option	All Other
Name(1)	or Paid in Cash	Awards(2)	Awards(3)	Compensation	Total
Keith A. Benson(4)	$37,667	$-	$15,082	$-	$52,748
Monroe David Bryant, Jr.	$36,000	$-	$15,082	$-	$51,082
Timothy R. Gentz	$56,000	$-	$15,082	$-	$71,082
Frederick C. Green IV	$41,000	$-	$15,082	$-	$56,082
Kathleen P. Iverson	$39,333	$-	$15,082	$-	$54,415
Bradley J. Shisler	$36,000	$-	$15,082	$-	$51,082
Rebecca Lynn Atchison	$15,700	$-	$94,820	$-	$110,520
Tom Weyl (4)	$30,000	$6,930	$-	$-	$36,930
Stephen Duchelle (5)	$-	$-	$-	$-	$-
Alexandra Constantinople (6)	$-	$-	$-	$-	$-
Scott Guilfoyle (6)	$-	$-	$-	$-	$-

(1)	Mr. Willis and Mr. Zisk are not included in this table because they are employees of the Company and received no compensation for services as a director.

(2)

The amount in this column represents the grant date fair value of restricted stock awarded in fiscal year 2014 as determined using the opening sale price of our Common Stock on such date. This amount was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718.

(3)

The amounts in this column represent the grant date fair value of all stock options awarded in fiscal year 2014 as determined using the Black-Scholes pricing model. The assumptions used to arrive at the Black-Scholes value are discussed in Note 16 to our consolidated financial statements included in our 2014 Annual Report.

As of March 31, 2014, each of the Non-employee Directors then serving had outstanding stock options and restricted stock awards covering the following total amount of shares of our Common Stock: Mr. Benson, 99,000 shares; Mr. Bryant, 62,000 shares; Mr. Gentz, 114,000 shares; Mr. Green, 110,000 shares; Ms. Iverson, 116,000 shares; and Mr. Shisler, 98,000 shares.

(4)	Mr. Benson retired from the Board in May 2014 and Mr. Weyl retired from the Board in October 2013.

(5)	Mr. Duchelle was appointed to the Board on April 1, 2014 and therefore did not receive any payments or grants during fiscal year 2014.

(6)	Each of Ms. Constantinople and Mr. Guilfoyle was appointed to the Board on July 14, 2014 and therefore did not receive any payments or grants during fiscal year 2014.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process. We (i) select, evaluate, and, if deemed appropriate, replace our independent auditors; (ii) review the quality and integrity of our financial reports and other financial information; and (iii) evaluate compliance with legal and regulatory requirements, the adequacy of internal controls, policies and procedures, and observance of established ethical standards. For FY2014, our members were Directors Iverson (Chair), Benson and Bryant. Ms. Iverson became the Chair in July 2013 and Mr. Duchelle was appointed as a member in April 2014 to replace the retiring Mr. Benson. Each member is financially literate and is an “independent” director as such term is defined by Securities and Exchange Commission rules and the NASDAQ listing standards. A copy of the Audit Committee Charter can be found on the Company’s website at www.speedcommerce.com. The Committee reviewed the charter in FY2014 and determined that no changes were warranted.

We held five (5) regular meetings during FY2014. The meetings provided us ample opportunity for private communication between the Audit Committee and our independent auditors, Grant Thornton LLP, and we held an executive session with Grant Thornton LLP at each regular meeting without management present. During the meetings, we reviewed with Grant Thornton LLP the overall scope and plans for their audit of our consolidated financial statements for FY2014, the results of their examinations, including their reviews of the financials included in each of our quarterly reports, their evaluation of our internal controls, and the overall quality of our financial reporting.

We also reviewed and discussed our consolidated financial statements with management and Grant Thornton LLP. Management represented to us that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. Our discussions with Grant Thornton LLP also included the matters required by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In fulfilling our oversight responsibilities, we reviewed the audited consolidated financial statements in the Form 10-K with management and Grant Thornton LLP, separately, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

Grant Thornton LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as specified by the PCAOB requirements regarding independence discussions with audit committees. We discussed this information with Grant Thornton LLP.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and filed with the Securities and Exchange Commission. We also have reviewed the performance of Grant Thornton LLP and have re-appointed them as our independent registered public accounting firm for FY2015.

This report is submitted by the Audit Committee of the Company’s Board of Directors:

Kathleen P. Iverson (Chair)

Rebecca Lynn Atchison

Stephen Duchelle

AUDIT AND NON-AUDIT FEES

The following table summarizes the fees we were billed for audit and non-audit services rendered for FY2013 and FY2014 by Grant Thornton LLP, our independent registered public accounting firm for both years.

	FY 2013	FY 2014
Audit Fees (1)	$437,683	$599,651
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees Billed	$437,683	$599,651

(1)

“Audit Fees” consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements for the fiscal years ended March 31, 2014 and 2013, the reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years, and services provided in connection with various registration statements, comfort letters, and the review and attestation of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim consolidated financial statements.

(2)

“Audit-Related Fees” consists of fees billed for assurance and related services in the fiscal years ended March 31, 2014 and 2013 that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. There were no fees for this category in FY2014 and FY2013.

(3)	“Tax Fees” consists of fees billed for services rendered in connection with tax compliance, tax advice and tax planning. There were no fees for this category in FY2014 and FY2013.

(4)	“All Other Fees” consists of fees billed for products and services that do not meet the above category descriptions. There were no fees for this category in FY2014 and FY2013.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND

NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval request. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings. Management is required to report quarterly to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During FY2014, all services were pre-approved by the Audit Committee in accordance with this policy.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of September 10, 2014 (except as otherwise noted), by (i) each of our directors, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all of the executive officers and directors as a group, and (iv) each person known to us who beneficially owns more than 5% of the outstanding shares of our Common Stock. The address of each director and executive officer is 1303 E. Arapaho Road, Suite 200, Richardson, Texas 75081. Percentage computations are based on 65,690,871 shares of our Common Stock outstanding as of the record date on September 2, 2014. The percentage computation does not include the outstanding Series C Preferred Stock or the outstanding warrants for Series C Preferred Stock as they are not convertible or exercisable for Common Stock until December 3, 2014.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. We believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, unless otherwise indicated. All figures include shares of Common Stock which are not currently outstanding but are deemed beneficially owned because of the right to acquire shares pursuant to options exercisable and other convertible securities (including restricted stock units) vesting within 60 days of September 10, 2014 and, which are deemed to be outstanding and to be beneficially owned by the person holding such rights for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Directors, and Executive Officers	Shares		Percent
R. Lynn Atchison	16,667	(1)	*
Keith A. Benson	134,800	(1)(8)	*
Monroe David Bryant, Jr.	3,911,351	(1)	5.95%
Stephen Duchelle	-	(2)	*
Timothy R. Gentz	139,231	(1)	*
Frederick C. Green IV	106,000	(1)	*
Kathleen P. Iverson	102,500	(1)(9)	*
Bradley J. Shisler	108,051	(1)	*
Alexandra Constantinople	-	(2)	*
Scott Guilfoyle	-	(2)	*
Richard S Willis	1,212,435	(1)	1.85%
Terry J. Tuttle	78,177	(1)	*
Ward O. Thomas	168,432	(1)	*
Jeffrey B. Zisk	11,631,847	(3)	17.71%
Diane D. Lapp	-	(4)	*
All directors and executive officers as a group 11 persons at September 10, 2014	17,609,491	(1)(2)	26.81%

5% Shareholders
Wellington Management Company, LLP	6,914,100	(5)	10.53%
280 Congress Street
Boston, MA 02210
Wellington Trust Company, NA	3,284,126	(6)	5.00%
280 Congress Street
Boston, MA 02210
SPDC Investment, LLC	5,696,228	(7)	8.67%
Park Avenue Tower 65 East 55th Street New York, New York 10022
Red Alder Group	5,696,228	(7)	8.67%
Park Avenue Tower
65 East 55th Street New York, New York 10022
Schuster Tanger	5,696,228	(7)	8.67%
Park Avenue Tower
65 East 55th Street New York, New York 10022

*	Indicates ownership of less than one percent.

(1)

Includes shares of Common Stock issuable upon exercise of outstanding options exercisable and restricted stock units vesting within sixty days of September 10, 2014 in the following amounts: Lynn Atchison –16,667 shares; Keith A. Benson — 99,000 shares; M. David Bryant – 16,667 shares; Timothy R. Gentz — 78,000 shares; Frederick C. Green IV — 74,000 shares; Kathleen P. Iverson — 92,000 shares; Bradley J. Shisler— 74,000 shares; Stephen F. Duchelle – 0 shares; Jeffrey Zisk – 30,473; Richard S Willis —656,368; Terry J. Tuttle – 61,463 shares; Diane D. Lapp — 94,333; Ward O. Thomas — 58,333; and all directors and executive officers as a group — 665,999 shares. Mr. Thomas’ employment with the Company ceased in July 2014 in connection with the Company’s sale of its distribution business.

(2)

Each of Mr. Duchelle, Ms. Constantinople and Mr. Guilfoyle was appointed to the Board after April 1, 2014 and therefore did not receive any grants during fiscal year 2014 and do not own any stock options that will vest or be exercisable within 60 days of September 10, 2014.

(3)	Includes 1,457,117 and 364,323 shares owned by the Jennifer Kate Partnership LP and the Zisk Family Partnership LP, respectively, of which Mr. Zisk has sole voting and dispositive power.

(4)	Ms. Lapp resigned from the Company in June 2013.

(5)

According to the information provided in Schedule 13G/A, filed with the SEC by Wellington Management Group, LLP, in its capacity as an investment advisor (“Wellington Management”), on February 14, 2014, Wellington Management has shared voting power over 4,863,026 shares and has shared dispositive power over 6,914,100 shares of the Company’s common stock.

(6)

According to the information provided in Schedule 13G/A, filed with the SEC by Wellington Trust Company, NA, (“Wellington Trust”), on February 14, 2014, Wellington Management has shared voting power and shared dispositive power over 3,284,126 shares of the Company’s common stock.

(7)	According to the information provided in Schedule 13D/A, filed with the SEC by SPDC Investment, LLC, (“SPDC Fund”), on July 14, 2014 Red Alder Group GP, as the managing member of the SPDC Fund, and Mr. Schuster Tanger, as the managing member of Red Alder Group GP, may be deemed to beneficially own the shares owned by SPDC Fund. SPDC Fund, Red Alder GP and Mr. Tanger have the sole power to vote or direct the vote of and to dispose or direct the disposition of the 5,696,228 shares held by the SPDC Fund.

(8)	Mr. Benson retired from the Board as of May 2014.

(9)	Ms. Iverson will not be standing for reelection to the Board in 2014.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses the Company’s compensation philosophy, policies, practices and decisions that were applicable in fiscal year 2014 with respect to: (i) our Chief Executive Officer (“CEO”) (our principal executive officer); (ii) our Chief Financial Officer (“CFO”) (our principal financial officer); (iii) the two remaining executive officers that were serving as such at March 31, 2014; and (iv) one former executive officer who was not serving as an executive officer at March 31, 2014 but whose total compensation in fiscal year 2014 would have been among the three other most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEO’s”), as follows:

Name	Position

Richard S Willis	President and CEO

Terry J. Tuttle	CFO

Ward O. Thomas	Former President of Retail Distribution

Jeffrey B. Zisk	President of Speed Commerce Corp.

Diane Lapp	Former CFO

This discussion should be read in conjunction with the “Executive Compensation Tables” and accompanying narrative disclosure. The tables and narrative provide more detailed information regarding the total compensation and benefits awarded to, earned by, or paid to the Named Executive Officers during fiscal year 2014, and, depending on tenure, during fiscal years 2013 and 2012.

 Executive Summary

General Overview

It is the overall goal of our executive compensation program to provide compensation that is reasonable and fair to both the Company and to the Named Executive Officer in light of the performance of the Company, the contribution of each executive officer to that performance and the competition the Company faces to attract and retain highly qualified executive officers. The Company believes that executive compensation should be aligned with and reflect the Company’s financial performance and as a result, each Named Executive Officer’s annual incentive compensation is directly tied to Company financial performance thresholds and metrics, which is further described below. The Named Executive Officers are compensated with a combination of base salary, annual cash incentive opportunity and long-term incentives in the form of equity awards under the Company’s shareholder-approved equity plan. Base salary provides the Named Executive Officers with a fixed level of cash compensation in line with their individual experience and responsibilities and market factors. The annual cash incentive provides the Named Executive Officers an opportunity for short-term returns linked to specified Company performance measures. Annual equity awards focus the Named Executive Officers on the long-term future performance of the Company and building shareholder value. The Named Executive Officers also participate in benefit and retirement plans generally available to the Company’s other employees.

Executive Compensation Philosophy

We recognize that the success of our Company depends on the talent of our workforce and our relationships with customers and suppliers. The first tenet of our executive compensation philosophy is to develop and retain a high quality professional management team that is able to develop and strengthen relationships with customers and suppliers over the long-term and to profitably grow our business. The executive compensation program must be competitive with the practices of other organizations in similar industries and of similar sizes in order to facilitate the recruitment of strong leaders as we expand our product and service offerings.

The second tenet of our executive compensation philosophy is to reward our executives fairly and provide proper and balanced incentives in support of long-term value creation for our shareholders. When executives contribute to the attainment of Company financial performance which exceeds a designated threshold amount, they are rewarded with attractive, but capped, annual cash incentive awards. In years when performance is below expectations, the executives receive little or no annual cash incentive. In terms of long-term incentives, we believe that the performance of our stock is the best measure of our performance. The opportunity for our executives to participate in the performance of our stock through equity grants is the most direct link between both performance and pay and between our executives and our shareholders. We reward our executives with equity incentives to more closely align their interests with those of our shareholders, and we maintain ownership guidelines to reinforce that link.

These tenets guide the Compensation Committee in seeking to design effective pay programs and assessing the proper allocation between base salary, annual incentive compensation, and long-term compensation. Since 2011, the Compensation Committee has retained Pearl Meyer & Partners (“PM&P”) as an independent consultant to advise the Committee on executive compensation matters, including program design, best practices and market trends. PM&P has provided competitive market data regarding executive compensation levels and components of compensation and to provide the Compensation Committee with updated data on an annual basis for each upcoming fiscal year.

In March 2014, the Compensation Committee also evaluated the independence of PM&P by considering each of the independence factors recently adopted by Nasdaq and the SEC. Based on such evaluation, the Compensation Committee determined that no conflict of interest exists that would prevent PM&P from providing compensation advice to the Compensation Committee.

For fiscal year 2014, PM&P provided the Compensation Committee with updated peer group information and comparative analysis as described below.

Summary of Key Fiscal Year 2014 Compensation Elements and Actions

Annual Compensation Component	Key Features	Purpose	Purpose
Base Salary	Fixed annual cash amount.	Provide a fixed amount of cash compensation upon which the Named Executive Officers can rely, which is critical to attract and retain qualified individuals.	No increases were made to the base salaries of the Named Executive Officers except for Mr. Thomas who received an increase from $270,000 to $300,000.

	Base pay increases considered on an annual basis to reward performance and approximately align within the median range of our comparator group.	Adjustments in base salary used to reward individual performance and reflect increased responsibilities.

In fiscal year 2013, Mr. Willis’ base salary was set at $450,000 but he took a voluntary $100,000 reduction to his base salary for the 2013 fiscal year. For fiscal year 2014, Mr. Willis’ base salary was set and paid at the original 2013 amount of $450,000.

Annual Incentive Plan (Cash Incentive Award)	Named executive officers participate in the same Annual Incentive Plan as other management employees.	Motivate and reward achieving or exceeding Company, business unit and individual performance goals, reinforcing pay-for-performance.	Annual Incentive Plan design remained the same as previous year.

Compensation Committee established short-term financial goals based on adjusted EBITDA and Net Sales targets to focus on revenue growth and profitability with no bonus accrual below a designated threshold adjusted EBITDA amount.

Focus our entire organization on key business objectives and motivate our Named Executive Officers to lead their organizations to achieve short-term financial goals.

Since the Company’s did not reach the threshold amount, the Named Executive Officers did not earn an annual incentive award for fiscal year 2014 under the Plan, which is aligned with the Company’s philosophy of paying for performance.

Individual Named Executive Officers performance evaluated against consolidated financial goals and those of their respective business units.

The Company did pay bonuses to certain non-officer employees in December 2013 in the aggregate amount of $325,376, which was granted in the discretion of the Compensation Committee for meeting individual performance-related and non-performance related goals. No bonuses were paid to Named Executive Officers for fiscal year 2014.

Long-Term Incentive Compensation (Awarded value delivered through grants of stock options and restricted stock units).	Stock options: generally vest in one-third increments over three-year service period.

Equity awards support our growth strategy, provide a link between the Named Executive Officers and our shareholders, and due to vesting over time, serve as a retention tool. We consider stock options to be performance-based as they only have value if the stock price increases.

The aggregate grant date fair value of all employee equity awards granted in fiscal year 2014, as a percent of aggregate base salaries, was greater than the Company’s historical norm for the past several years, but was an aggregate of 102,400 shares less than was granted to the named executive officers in the prior year.

	Restricted Stock Units: generally vest in one-third increments over three-year service period; Award settled in shares of Company stock.	Restricted stock units provide added retention value as, unlike stock options that could be underwater, they maintain value in times of stock volatility.

Pay for Performance

The annual cash incentive and long-term incentive components of our compensation program reflect our pay-for-performance philosophy, since annual cash incentives are paid upon the achievement of a set of measurable Company financial performance metrics, and equity award values depend on the value of the Company’s stock, thus encouraging achievement of long-term value creation that benefits all shareholders. To avoid excessive windfall payments, annual cash incentives are capped at 150% of target values, and the Compensation Committee retains discretion, including negative discretion, in modifying awards.

Good Corporate Governance and Compensation Policies

●

No Excise Tax Gross-Ups: The Company has not entered into any agreements with the Named Executive Officers that provide for IRC Section 280G excise tax gross-ups with respect to payments contingent upon a change in control.

●	No Supplemental Retirement Plans: The NEOs do not participate in any executive retirement plans other than the 401(k) plan available to all employees.

●

Limited Perquisites: Perquisites are not an integral part of our compensation program and are only offered in exceptional circumstances. Most benefits payable to our NEOs are also available to our general employee population.

●

Compensation Committee Independence: The Compensation Committee is comprised solely of independent directors, and the Compensation Committee periodically uses an independent and conflict-free compensation consultant that does not provide any other services to the Company.

●

Stock Ownership Guidelines: The Named Executive Officers are subject to stock ownership guidelines with an expectation that they reach a certain level of stock ownership within five years of assuming their current position through stock purchases and retention of shares acquired through equity grants. The Compensation Committee regularly reviews achievement of the guidelines and may consider failure to meet the goals as a negative factor when making compensation decisions.

●	Hedging Prohibited: The Named Executive Officers are prohibited from engaging in any speculative transactions in our Common Stock and from hedging the economic risk of ownership of our Common Stock.

●

Clawbacks: When the SEC adopts final rules regarding “clawback” of incentive compensation, the Board intends to adopt a “clawback” policy in accordance with those rules providing for recovery of incentive compensation, if any, in excess of what would have been paid to officers of the Company in the event that the Company is required to restate financial results.

●

Risk Assessment: When creating compensation incentives, the Compensation Committee discusses and considers any enterprise risks that the Named Executive Officers may be incentivized to take in order to achieve the compensation goals. The Compensation Committee believes that the Company’s compensation policies and programs do not create any risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee also reviews the Company’s sales commissions plans to ensure that they create no inappropriate risk incentives.

●	Capped Incentives: Annual cash incentives are capped at 150% of target values, and the Compensation Committee retains discretion, including negative discretion, in modifying awards.

●

No Option Repricings: Even though a significant portion of the Company’s outstanding stock options have been underwater for the past several years, the Company has not repriced or replaced any underwater stock options.

Say-on-Pay Voting Results

The Compensation Committee considers the prior year shareholder advisory vote on the compensation of the Named Executive Officers as appropriate in making compensation decisions. At the annual meeting of shareholders held in October 2013, more than 79% percent of the shareholders present and voting on the matter approved, on an advisory basis, the compensation disclosed in the Company’s proxy statement for the meeting. As a result, the Compensation Committee concluded that the Company's shareholders were generally supportive of the Company's executive compensation philosophy, policies and programs and the Compensation Committee will continue to reach out to shareholders regarding compensation matters. The Compensation Committee determined to continue such philosophy, policies and programs, with such updates and modifications as appropriate for changing circumstances.

Compensation Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for our executive compensation philosophy, the design of our executive compensation programs and the administration of our compensation and benefit plans. The Compensation Committee, which is composed entirely of independent, non-employee directors, determines the compensation paid to the CEO and reviews and approves the compensation paid to other executive officers (further detail as to the Committee’s roles and responsibilities can be found in our charter available for viewing and downloading on the Company’s website at www.speedcommerce.com and may be found by selecting the “Investors” tab and then clicking on the “Corporate Governance” link). Compensation Committee members for fiscal year 2014 were: Mr. Green (Chair); Mr. Shisler; and Mr. Bryant.

In setting compensation for the Named Executive Officers, the Compensation Committee:

●	Reviews external market data;

●	Reviews external market data;

●	Confirms the reasonableness of total compensation and of each component of compensation when compared to competitive market data;

●	Evaluates overall Company performance in relation to financial and strategic objectives, competition and industry circumstances;

●

In conjunction with the other independent directors on the Board, reviews and approves the annual goals and objectives for the CEO and evaluates the CEO’s performance in light of the established goals and objectives and strategic and operational accomplishments;

●	For other Named Executive Officers, reviews annual goals and objectives and assesses individual performance and any changes in duties and responsibilities;

●	Adjusts base salaries, as appropriate, based on job performance, leadership, tenure, experience, and other factors, including competitive market data;

●	Approves the design of the annual cash incentive plan, establishes the annual financial objectives for the plan and assesses Company performance in light of the pre-established goals; and

●	Grants awards under our long-term incentive plan, as appropriate, based on competitive market data and an evaluation of the current performance and future potential of each Named Executive Officer.

The Compensation Committee regularly holds executive sessions that are not attended by any members of management or non-independent directors. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our Named Executive Officers, but may, if it chooses, delegate any of its responsibilities as allowed under applicable law. The Compensation Committee has delegated to certain officers of the Company, the authority to grant long-term incentive awards to non-executive officers under limited circumstances and pursuant to specific guidelines established by the Compensation Committee. The Compensation Committee has not delegated any of its authority with respect to the compensation of executive officers. The Compensation Committee normally discusses compensation decisions with respect to the CEO in executive sessions without the CEO or other management present, and makes determinations regarding the CEO in consultation with the independent directors on the Governance and Nominating Committee.

Role of Management

Most Compensation Committee meetings, except for the executive portions thereof, are attended by the CEO, the VP of Human Resources and the Company’s General Counsel. Depending on the topics to be discussed, the CFO may also attend. The CEO’s role in the Compensation Committee process is oversight of all of management’s recommendations and reports to the Compensation Committee and/or Board of Directors. The CEO provides direct input to the Compensation Committee on such matters as the affordability and efficacy of various plan designs. The CEO may also make recommendations with respect to scheduling meetings and agenda topics and occasionally meets with Compensation Committee members outside of scheduled meetings. The Compensation Committee considers the CEO’s input, but ultimately makes all of its decisions independently. The CEO sets objectives each year for the other Named Executive Officers which are tailored to the duties and responsibilities of the particular officer and the challenges that his or her business or functional unit faces. The Compensation Committee reviews and approves the objectives. Following the end of the fiscal year, the CEO, also with the oversight of the Compensation Committee, evaluates the performance of the other Named Executive Officers against their individual objectives for the year.

Management makes recommendations to the Compensation Committee on the base salary, annual incentive plan targets and equity compensation for the executive team and other employees. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation.

Role of Independent Compensation Consultants& Benchmarking

The Compensation Committee has from time to time engaged independent compensation consultants to advise on executive compensation levels and practices, plan designs and competitive market data. Since 2011, the Compensation Committee has engaged Pearl Meyer & Partners (“PM&P”), a consultant that specializes in providing compensation services to boards of directors and that has never provided any compensation, employee benefits or other services to our management. PM&P has been a leading compensation consultant to boards of directors for over two decades and was selected for its experience and independence and lack of conflict as assessed by considering each of the independence factors recently adopted by NASDAQ and the SEC. Based on such evaluation, the Compensation Committee determined that no conflict of interest exists that would prevent PM&P from providing compensation advice to the Compensation Committee.

For fiscal year 2014, PM&P provided the Compensation Committee with data that compared the Company’s overall executive compensation program, including base salary and annual and long-term incentive compensation, in comparison to the executive compensation offered by similarly situated public companies (the “Peer Group”). This data was reviewed by the Compensation Committee in evaluating executive compensation for fiscal year 2014 but the Compensation Committee does not establish rigid benchmarks based on the Peer Group data. Rather, the Compensation Committee uses the Peer Group data as a general guide, together with considerations about the total compensation opportunity and recommendations from management. The Committee reviews the Peer Group data and may decide to position an individual executive’s total compensation opportunity above or below any specific level to reflect that individual’s past experience, future potential, individual performance or contributions to the execution of the Company’s strategic goals. The Companies in the Peer Group have annual revenue in the range from approximately $100 million to $1 billion and Speed Commerce’s revenue is at the median of the Peer Group. The 14 companies included in the Peer Group for fiscal year 2014 are:

Pacer International Inc.	Park Ohio Holdings Corp.
Sykes Enterprises Inc.	Harte Hanks Inc.
ModusLink Global Solutions Inc.	Echo Global Logistics Inc.
SED International Holdings Inc.	ExlService Holdings Inc.
Digital River Inc.	Radiant Logistics
Wayside Technology Group	PFSweb Inc.
Rosetta Stone Inc.	Innotrac Inc.

Compensation Mix

Our executive compensation is comprised primarily of the following elements: fixed cash compensation, in the form of base salary; and variable compensation, in the form of short-term annual incentive pay and long-term incentive compensation. Long-term incentive compensation consists of equity grants, while short-term incentive compensation is paid in cash. Although the Compensation Committee has not set specific targets for the relative percentages of these elements, it strives for a balance that rewards executives for the achievement of short-term (annual) goals while also focusing on the long-term revenue and profitability of the Company. Because the Compensation Committee believes that the CEO has a greater impact on the achievement of long-term targets, it determined that variable compensation (other than grants upon commencement of employment) should constitute a greater percentage of his compensation as compared to the other Named Executive Officers ("NEO"). For fiscal year 2014, the relative percentages of these elements were as follows:

	Base	Percent of	Target Annual	Percent of	Long Term Incentive Grant Date	Percent of
NEO	Salary	Total	Incentive	Total	Fair Value	Total
Richard S Willis	$450,000	32%	$360,000	25%	$610,620	43%
Terry J. Tuttle	$300,000	45%	$150,000	23%	$199,018	32%
Ward O. Thomas(1)	$300,000	48%	$150,000	24%	$179,116	28%
Jeffrey B. Zisk	$325,000	46%	$162,500	23%	$215,602	31%
Diane D Lapp(2)	$-	-%	$-	-%	$-	-%

(1)

Mr. Thomas’ employment with the Company ceased in July, 2014 in connection with the Company’s sale of its distribution business. The amounts above do not include the payments made to Mr. Thomas in connection with his severance as described in “Executive Employment Agreements”, which was paid to Mr. Thomas in fiscal year 2015.

(2)	Ms. Lapp resigned from the Company in June 2013.

Compensation Elements and Actions for 2014

Base Salary Compensation

Base salary is used to provide competitive levels of compensation to executives based upon their experience, duties and areas of responsibility. We pay base salaries because it provides a fixed level of compensation that we feel is necessary to recruit and retain executives. An important aspect of base salary is the Compensation Committee’s ability to use annual base salary adjustments, when the financial performance of the Company permits, to reflect an individual’s performance or changed responsibilities. The Compensation Committee monitors the performance of the executive officers on individual performance objectives established for the fiscal year and annually reviews their base salaries.

The Compensation Committee’s goal is to set base salaries for each executive, including the CEO, at a level that reflects each individual’s performance and organizational impact and at a competitive level. Differences in the amount of base salary between the Named Executive Officers reflect the Compensation Committee’s assessment of the differences in the scope of each executive’s responsibilities and contributions in light of competitive pay levels for similar positions in other similarly situated organizations.

Fiscal Year 2014 Base Salary Actions:

The Committee did not approve any base salary increases for NEO’s in fiscal year 2014 other than an increase for Mr. Thomas, whose salary was increased from $270,000 to $300,000 to reflect additional responsibilities. In fiscal year 2013, Mr. Willis’ base salary was set at $450,000 but he voluntarily reduced his base salary to $350,000 for the duration of fiscal year 2013. In fiscal year 2014, Mr. Willis’ base salary was set and paid at the amount previously set in fiscal year 2013 at $450,000.

Annual Incentive

Annual incentive compensation is used to reward executives for their contributions toward the achievement of the Company’s short-term goals for the current year. Executive officers and other management employees selected by the Compensation Committee participate in the Company’s Annual Incentive Plan. The fiscal year 2013 target amounts approved by the Compensation Committee under the Annual Incentive Plan were intended to provide annual cash compensation (i.e., base salary plus annual incentive) within the competitive range of market data as determined in prior years, provided that the Company’s goals were met.

Annual Incentive Opportunity and Results for NEO’s serving as of March 31, 2014

NEO	Target Award	Target Percent of Base Salary	Maximum Award	Maximum Percent of Base Salary	Actual Award
Richard S Willis	$360,000	80%	$540,000	120%	$-
Terry J. Tuttle	$150,000	50%	$225,000	75%	$-
Ward O. Thomas(1)	$150,000	50%	$225,000	75%	$-
Jeffrey B. Zisk	$162,500	50%	$243,750	75%	$-
Diane D. Lapp(2)	$-	50%	$-	75%	$-

(1)	Mr. Thomas’ employment with the Company ceased in July 2014 in connection with the Company’s sale of its distribution business.

(2)	Ms. Lapp resigned from the Company in June 2013.

For fiscal year 2014, the Annual Incentive Plan performance measures for the Named Executive Officers were based on earnings before interest, depreciation and amortization and excluding stock based compensation expense and after the bonus pool adjusted accrual (“Adjusted EBITDA”), weighted at 75%, and net sales, weighted at 25%. The Compensation Committee selected the following financial objectives for fiscal year 2014: target consolidated Adjusted EBITDA of $21.5 million and target consolidated net sales of $550 million. The Compensation Committee chose earnings and sales performance criteria for fiscal year 2014 because it believed these are critical drivers of our strategy to achieve profitable and sustainable growth, and thereby create long-term value for our shareholders. The annual plan design contains performance thresholds. Other than possible discretionary awards as discussed below, annual incentives are not earned if funding any portion of the annual incentive pool caused the Company to fail to achieve at least 85% of the consolidated Adjusted EBITDA target. The plan design also provided an opportunity for participants to earn an enhanced annual incentive based on Adjusted EBITDA growth. If consolidated Adjusted EBITDA (inclusive of the annual incentive pool accrual) exceeds the target, then the annual incentive pool is increased by 25% of the excess amount. Participants share in the enhanced annual incentive pool on a pro rata basis taking into consideration the achievement of the financial and individual objectives applicable to each participant. However, annual incentive payments under the Plan, including the growth enhancement, are capped at 150% of a participant’s target annual incentive. For fiscal year 2014, the Compensation Committee included in the plan design a potential discretionary pool of up to $500,000, which may or may not be awarded in whole or in part. The Compensation Committee may determine, in its discretion, to reward participants with exemplary performance during the fiscal year out of the discretionary pool whether or not the Company’s financial objectives are achieved. The Compensation Committee also reserved the right to change, suspend, or discontinue the Annual Incentive Plan at any time without prior notice to participants.

At the time the fiscal year 2014 annual financial objectives were determined, the Compensation Committee believed the Adjusted EBITDA and net sales targets to be appropriately challenging but realistic under the current economic conditions. Since the consolidated Adjusted EBITDA threshold was not met, no annual incentive was earned under the annual incentive plan pool for fiscal year 2014 regardless of actual results on the other objectives and no discretionary bonuses were awarded to any of the NEOs. The Company did pay bonuses to certain non-officer employees in December 2013 in the aggregate amount of $325,376, which was granted in the discretion of the Compensation Committee for meeting individual performance-related and non-performance related goals.

Long-Term Incentives

Long-term incentive compensation is used to reward executives for their contributions toward the achievement of the Company’s long-term goals. Changes in the Company’s stock price have a direct effect on the amount of compensation the Named Executive Officers realize from long-term incentive compensation. This encourages long-term value creation that benefits all shareholders. In addition, multi-year vesting of long-term incentive compensation encourages the retention of our Named Executive Officers.

PM&P’s analysis prepared in fiscal year 2012 and updated data provided in fiscal year 2013 indicated that the Company’s long-term incentive compensation, as measured by the value of the prior year grants, was generally below the competitive range of the comparative market data. This also lowers the total direct compensation of the Named Executive Officers. When determining the size of individual long-term incentive awards and the total number of long-term incentive awards for all management employees for the fiscal year, the Compensation Committee considers:

●	the projected impact on the Company’s earnings for the anticipated fiscal year grants and outstanding grants from prior years;

●	the value of the equity awards in the competitive range of the comparative market data;

●	the reasonableness of the proportion of our total shares outstanding (our “burn rate”) used for annual equity grants; and

●	the reasonableness of the potential voting power dilution to our shareowners (our “overhang”).

Fiscal Year 2014 Long-Term Incentive Actions

Of the long-term incentive awards granted in fiscal year 2014 (excluding grants to Non-employee Directors), 65% were time vested nonqualified stock options and 35% were time vested restricted stock units. The Compensation Committee determined that the restricted stock units will continue to provide an enhanced retention incentive to employees. In addition, the grant of restricted stock units consumes fewer shares under the Company’s shareholder authorized stock plan and has been determined by the Compensation Committee to be consistent with the compensation trends as previously reported by PM&P. The non-qualified stock option awards vest over three years and expire ten years from the grant date provided that the participant is still employed by the Company. The restricted stock units also generally vest over three years. Upon vesting, participants, who are still employed by the Company, will receive one unrestricted share of Common Stock for each vested restricted stock unit.

The Named Executive Officers received long-term incentive awards in fiscal year 2014 covering a total of 670,657 shares, which was less than the shares granted to the same individuals in fiscal year 2013 by 102,400 shares, primarily as a result of the resignation of Ms. Lapp, who did not receive an annual grant in fiscal year 2014. All other employees received long-term incentive awards in fiscal year 2014 covering a total of 492,494 shares compared to 632,162 shares in fiscal year 2013. The individual NEOs received equity grants as follows:

Mr. Willis was granted 89,338 restricted stock units and a stock option covering 169,570 shares. Mr. Tuttle was granted 60,000 restricted stock units and a stock option covering 100,000 shares as part of his initial grant upon being appointed as the Company’s CFO and he received an annual grant in November 2013 of 29,118 restricted stock units and a stock option covering 55,267 shares. Mr. Thomas was granted 26,206 restricted stock units and a stock option covering 49,741 shares. Mr. Zisk was granted 59,873 restricted stock units and a stock option covering 31,544 shares. Ms. Lapp resigned from the Company in June 2013 and therefore did not receive an annual grant in fiscal year 2014.

Equity Grant Process

Equity-based incentives are granted under our shareholder-approved Amended and Restated 2004 Stock Plan. The Compensation Committee has granted equity awards at its scheduled meetings or by written action without a meeting. These actions are taken on the same day as, or prior to, the grant date. Annual grants have traditionally been discussed and authorized for grant in scheduled meetings taking place during the Company’s second and third fiscal quarters and become effective and are priced as of the beginning of the first day of the open trading window after public disclosure of the Company’s second quarter financial results. Under authority delegated by the Compensation Committee, management may grant equity awards to employees (other than executive officers) as part of a new hire offer, promotion or reward/incentive for significant achievement, up to 10,000 shares per individual. Grants made outside of the annual grant are effective as of the date of approval or at a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date). All stock option grants have a per share exercise price no less than the fair market value of our Common Stock on the grant date, defined as the opening price for our Common Stock on the NASDAQ Global Market during a regular trading session or, if the grant date is not a trading day, then the last reported sales price listed on the NASDAQ Global Market prior to the grant date. The Compensation Committee does not grant equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates.

Benefits and Executive Perquisites

The main objectives of our benefits program is to enhance health and productivity and give our employees access to quality healthcare, insurance protection from unforeseen events and assistance in achieving retirement financial goals.

In fiscal year 2014, the Named Executive Officers were eligible to receive the following benefits that are generally available to all our employees: (i) group medical and dental insurance; (ii) group long-term and short-term disability insurance; (iii) group life and accidental death and dismemberment insurance; (iv) medical and dependent care flexible spending accounts; (v) wellness programs; (vi) educational assistance; (vii) employee assistance; and (viii) paid time-off policies, including vacation, sick time, and holidays. In addition, we maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all participating employees are eligible to receive, at the discretion of the Company determined on an annual basis, a matching contribution of 50% of the participant’s contribution up to 4% of base pay. If granted, the matching contribution vests over three years and is generally calculated and paid in April or May for all employee contributions made during the preceding calendar year by participants employed on the last day of the calendar year. The 401(k) Plan match and the incremental value of benefits provided to the Named Executive Officers under the Company’s benefits program are included in the “All Other Compensation” column of the “Summary Compensation Table.” We do not provide defined benefit pension plans or defined contribution retirement plans to executives or other employees other than the 401(k) Plan.

In general, we do not offer executive perquisites to our officers. However, in some cases, specific perquisites are negotiated at the time of an executive’s initial recruitment or promotion to a new position. In fiscal year 2014, these included (i) for Mr. Willis reimbursement for out-of-pocket family medical expenses up to $12,000 per plan year; and, in lieu of relocation benefits, reimbursement on a tax neutral basis for reasonable commuting expenses between Texas and Minnesota, including airfare, lodging and local transportation, and (ii) for Mr. Tuttle $75,000 to assist with his relocation to Dallas, Texas and reimbursement of reasonable commuting costs from Sacramento, California to Dallas, Texas for a limited period of time. The dollar values for all perquisites are included in the “All Other Compensation” column of the “Summary Compensation Table.”

Executive Employment Agreements

We have entered into employment and/or severance agreements with certain of the Named Executive Officers, including Mr. Willis, Mr. Tuttle, Mr. Zisk and Mr. Thomas, the terms of which are described under “Executive Severance and Change in Control Agreements.” The Compensation Committee believes that such employment agreements promote the stability of the Company by (i) lessening the personal uncertainties and potential distraction of the executives created by Company actions resulting in a termination of their employment for reasons other than cause and (ii) establishing the rights and obligations of both the Company and the executive after the employment relationship ends. In addition, reasonable severance arrangements offer a competitive benefit and aid in retention of the services of valuable executives.

The Compensation Committee believes that the amount of severance offered to the Named Executive Officers is not excessive and that the trigger for severance payments, which in all cases is involuntarily termination by the Company without cause or constructive termination due to adverse Company actions, is appropriate and in the best interests of the shareholders. Further, the Compensation Committee believes that the differences in the amount of severance offered among the Named Executive Officers are justified by the scope of each executive’s responsibilities and contributions. Ms. Lapp’s agreement was terminated upon her separation from the Company in June 2013. In connection with Ms. Lapp’s resignation from the Company, she received severance in the form of a lump sum cash payment in the amount of $325,000, a payment of $7,500 for outplacement services, COBRA coverage for one year and the retention of her personal computer. As described under “Executive Severance and Change in Control Agreements,” the Company negotiated and entered into an employment and severance agreement with Mr. Tuttle in June 2013 and with Mr. Zisk in connection with the acquisition of Speed Commerce Corp. in November 2012. Mr. Thomas’ severance agreement was modified and amended in April 2014, in connection with the Company’s sale of its distribution business, which was completed on June 30, 2014. Mr. Thomas left the Company in June 2014 in connection with that transaction and received a severance payment in the form of a lump sum cash payment in fiscal year 2015 in the amount of a $200,000 transaction bonus and the acceleration of his unvested stock options and restricted stock. Otherwise, no changes were made to the employment and severance agreements in fiscal year 2014.

Accounting and Tax Considerations

None of the compensation or benefits to our executive officers or directors is grossed-up nor is reimbursement otherwise permitted for tax amounts the executive officer or director might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code (the “IRC”).

IRC Section 162(m) prohibits the Company from deducting as compensation expense amounts exceeding $1,000,000 a year for the CEO and the other Named Executive Officers (excluding the CFO) relating to the period during which the compensation is earned, unless the payment of such compensation is based on pre-established, objective performance goals approved by the shareholders. We anticipate that all compensation expense related to realized stock option gains will qualify for deduction under Section 162(m). A portion of executive compensation, however, may be based on significant subjective measures that may cause certain compensation not to be deductible. We intend to consider the impact of IRC Section 162(m) when making future compensation decisions but believe it is important to continue to evaluate the performance of executive officers, in part, on subjective performance measures.

The Company currently has a policy that prohibits any NEO from engaging in any speculative transactions in its Common Stock and from hedging the economic risk of ownership in its Common Stock. The Company does not currently have a “clawback” policy that provides for the clawback of NEO incentive compensation. However, when the SEC adopts final rules regarding the clawback of such incentive compensation, the Board intends to adopt such a policy in accordance with the rules and guidance provided.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that Speed Commerce specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2014. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the Form 10-K for fiscal year 2014 and this Proxy Statement for 2014.

This report is submitted by the Compensation Committee:

Frederick C. Green IV (Chair)

Bradley J. Shisler

M. David Bryant

RISK ASSESSMENT OF OUR COMPENSATION POLICIES AND PRACTICES

The Compensation Committee, with the assistance of management, reviews periodically and at least on an annual basis the Company’s compensation policies and programs for all employees for the purpose of assessing the risks associated with compensation.  The Compensation Committee has reviewed the compensation program details, participant information, plan administrative oversight and design features with respect to (i) base salary determination as applicable to our executive officers; (ii) short term incentive pay for director-level employees and above under the annual incentive plan; (iii) short term incentive pay in the form of a quarterly or monthly sales bonus program for a small number of sales employees; and (iv) long term incentive in the form of equity grants to director-level employees and above. The Committee reviewed the strategies that are tied to these compensation practices and identified both the risks inherent in these programs and the following factors that mitigate any such risks to acceptable levels:

●	Appropriate mix between short-term cash compensation and long-term equity grants.

●	Participation in the same annual incentive and long-term equity plans by all director-level and above employees.

●	Maximum payout levels for annual incentive capped at 150% of target.

●	Negative discretion over annual incentive program payouts and sales bonus programs may be exercised.

●	Ranges for annual incentive metrics established to avoid payouts on an “all or nothing” basis.

●	Multi-year and overlapping vesting schedules for long-term equity grants.

As a result of the foregoing review, the Compensation Committee determined that the Company’s compensation policies and programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee is an executive officer of another entity where any of the Company’s executives serve on the other entity’s compensation committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Richard S Willis,	2014	450,000	303,749	306,871	-	8,606	1,069,226
President and CEO	2013	350,000	192,500	425,040	100,000	97,251	1,164,791
	2012	237,115	378,000	519,555	-	68,068	1,202,738
Terry J. Tuttle,	2014	300,000	255,001	243,147	-	-	798,148
Chief Financial Officer(5)	2013	-	-	-	-	-	-
	2012	-	-	-	-	-	-
Ward O. Thomas, (6)	2014	300,000	89,100	90,016	-	-	479,116
Former President of Distribution	2013	270,000	51,258	69,629	74,000	4,900	469,787
	2012	270,000	39,500	66,615	-	1,745	377,860
Jeffrey B. Zisk,	2014	325,000	107,250	108,352	-	2,750	543,352
President of Speed Commerce Corp (7)	2013	106,694	-	-	-	-	106,694
	2012	-	-	-	-	-	-
Diane D. Lapp,	2014	98,077	-	-	-	325,000	423,077
Former Chief Financial Officer (8)	2013	255,000	48,410	106,374	-	4,430	414,214
	2012	232,654	86,200	53,292	-	4,105	376,251

(1)

The amounts in this column represent the grant date fair value of all restricted stock units awarded in the applicable fiscal year as determined using the opening sale price of our Common Stock on such date. This amount was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. We recognize the expense for financial reporting purposes over the applicable vesting period.

(2)

The amounts in this column represent the grant date fair value of all stock options awarded in the applicable fiscal year as determined using the Black-Scholes pricing model. This amount was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. The assumptions used to arrive at the Black-Scholes value are discussed in Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014. We recognize the expense for financial reporting purposes over the applicable vesting period.

(3)

The amounts in this column represent the annual incentive paid under our Annual Incentive Plan as discussed in “Compensation Discussion and Analysis.” The amounts listed for fiscal year 2013 were earned for fiscal year 2013 although paid after the end of the 2013 fiscal year. No awards were earned for fiscal year 2014 or fiscal year 2012 under the Annual Management Incentive Plan other than discretionary bonuses paid to non-NEOs that received awards based on exemplary performance.

(4)

The table below shows the components of this column for fiscal year 2014, which include amounts paid or accrued by the Company in fiscal year 2014 for perquisites, severance, tax gross-ups and Company matching contributions to our 401(k) defined contribution plan:

	401(k) Plan	Employment Termination	COBRA or Medical Expense	Commuting Expense	Tax Gross-Up on Commuting Expense
Name	Match	Payments	Reimbursement	Reimbursement	Reimbursement	Total
Richard S Willis	$-	$-	$8,606	$-	$-	$8,606
Terry J. Tuttle	$-	$-	$-	$-	$-	$-
Ward O. Thomas	$-	$-	$-	$-	$-	$-
Jeffrey B. Zisk	$2,750	$-	$-	$-	$-	$2,750
Diane D Lapp	$-	$325,000	$-	$-	$-	$325,000

(5)	Mr. Tuttle was hired as the Company’s Chief Financial Officer on June 24, 2013.

(6)	Mr. Thomas’ employment with the Company ceased in July 2014 in connection with the Company’s sale of its distribution business.

(7)	Mr. Zisk became an executive officer and director of the Company on November 20, 2012 in connection with the Company’s acquisition of Speed Commerce Corp.

(8)

Ms. Lapp was appointed as an executive officer of the Company and Interim Chief Financial Officer on October 28, 2011. Ms. Lapp was subsequently promoted to Chief Financial Officer on May 25, 2012 and she resigned from the Company in June 2013.

Grants of Plan-Based Awards in Fiscal Year 2014

						All		All
						Other		Other
						Stock		Option
			Estimated			Awards:		Awards:		Exercise	Closing	Grant Date
			Future Payouts Under			Number of		Number of		or Base	Market	Fair Value
			Non-Equity			Shares of		Securities		Price of	Price on	of Stock
			Incentive Plan Awards(2)			Stock or		Underlying		Option	Date of	and Option
	Grant	Approval	Threshold	Units	Awards	Awards		Grant		Awards	Grant	Awards
Name	Date(1)	Date(1)	($)	($)	($)	(#)		(#)		($/Sh)(3)	($/Sh)	($)
Richard S Willis	11/8/2013	10/22/2013				89,338	(4)					303,749
	11/8/2013	10/22/2013						169,570	(5)	3.40	3.43	306,871
			-	360,000	540,000
Terry J. Tuttle	6/24/2013	6/3/2013				60,000	(4)					156,000
	6/24/2013	6/3/2013						100,000	(5)	2.60	2.71	143,130
	11/8/2013	10/22/2013				29,118	(4)					99,001
	11/8/2013	10/22/2013						55,267	(5)	3.40	3.43	100,017
			-	150,000	225,000
Ward O. Thomas(6)	11/8/2013	10/22/2013				26,206	(4)					89,100
	11/8/2013	10/22/2013						49,741	(5)	3.40	3.43	90,016
			-	150,000	225,000
Jeffrey B. Zisk	11/8/2013	10/22/2013				31,544	(4)					107,250
	11/8/2013	10/22/2013						59,873	(5)	3.40	3.43	108,352
			-	162,500	243,750
Diane D. Lapp (7)	---	---		-	-	-		-		-	-	-
			-	-	-

(1)

The date of grant for each award is established by the Compensation Committee during a meeting or by written action without a meeting on or prior to the date of the grant. Pursuant to guidelines adopted by the Compensation Committee, annual grants are normally discussed and approved in scheduled meetings taking place in the fall to become effective as of the first day of the open trading window after public disclosure of second quarter financial information.

(2)

Our Annual Incentive Plan is considered a “non-equity incentive plan.” This column represents the range of awards under the plan possible for fiscal year 2014. The amounts that were actually earned by the Named Executive Officers in fiscal year 2014 are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. For fiscal year 2014, each Named Executive Officer’s target award was established as a percentage of base salary. The target award percentages, objectives and other details are set forth in the discussion of “Annual Incentive Compensation” in our “Compensation Discussion and Analysis.” No awards were made to NEOS in fiscal year 2014.

(3)

Under the terms of the Amended and Restated 2004 Stock Plan (the “2004 Stock Plan”), as approved by our shareholders, the exercise price is no less than the grant date fair market value defined as the opening price for our Common Stock on the NASDAQ Global Market during a regular trading session or, if the grant date is not a trading day, then the last reported sales price listed on the NASDAQ Global Market prior to the grant date.

(4)	Restricted stock units were granted in fiscal year 2014 under the 2004 Stock Plan as discussed in “Long-Term Incentive Compensation” in our “Compensation Discussion and Analysis.”

(5)	Stock option grants to the Named Executive Officers in fiscal year 2014 under the 2004 Stock Plan as discussed in “Long-Term Incentive Compensation” in our “Compensation Discussion and Analysis.”

(6)	Mr. Thomas’ employment with the Company ceased in July 2014 in connection with the Company’s sale of its distribution business.

(7)	Ms. Lapp resigned from the Company in June 2013 and did not receive a grant of any stock options or restricted stock units in fiscal year 2014.

Outstanding Equity Awards at Fiscal Year 2014 Fiscal Year-End

	Option Awards					Stock Awards
								Market
						Number of		Value of
						Shares or		Shares
	Number of	Number of				Units of		or Units
	Securities	Securities				Stock		of Stock
	Underlying	Underlying				That		That
	Unexercised	Unexercised		Option	Option	Have		Have
	Options(#)	Options(#)		Exercise	Expiration	Not		Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)(1)
Richard S Willis	50,000	-	(2)	1.95	2/10/2021	-		-
	8,000	4,000	(3)	1.90	3/31/2021	-		-
	275,000	200,000	(4)	1.75	9/14/2021	-		-
	133,334	266,666	(5)	1.75	11/25/2022	-		-
	-	169,570	(6)	3.40	11/7/2023	-		-
	-	-		-	-	100,000	(10)	364,000
	-	-		-	-	73,333	(11)	266,932
	-	-		-	-	89,338	(12)	325,190
Terry J. Tuttle	-	100,000	(7)	2.60	6/23/2023	-		-
	-	55,267	(6)	3.40	11/7/2023	-		-
	-	-		-	-	60,000	(13)	218,400
	-	-		-	-	29,118	(12)	105,990
Ward O. Thomas(15)	50,000	-	(9)	2.52	9/14/2020	-		-
	50,000	25,000	(8)	1.58	11/2/2021	-		-
	35,332	70,664	(5)	1.75	11/25/2022	-		-
	-	49,741	(6)	3.40	11/7/2023	-		-
	-	-		-	-	8,333	(14)	30,332
	-	-		-	-	19,526	(11)	71,075
	-	-		-	-	26,206	(12)	95,390
Jeffrey B. Zisk	-	59,873	(6)	3.40	11/8/2023	-		-
	-	-		-	-	31,544	(12)	114,820
Diane D. Lapp (16)	-	-		-	-	-		-

(1)	Represents the value of the shares of restricted stock units at $3.64 per share, the closing price of our common stock on March 31, 2014, the last trading day of fiscal year 2014.

(2)

Non-employee Director initial stock option granted on February 11, 2011 with vesting in three equal annual installments on February 11, 2012, February 11, 2013 and February 11, 2014, conditioned on continued service as a director through those dates.

(3)

Non-employee Director annual stock option granted on April 1, 2011 with vesting in three equal annual installments on April 1, 2012, April 1, 2013 and April 1, 2014, conditioned on continued service as a director through those dates.

(4)

Stock option granted September 15, 2011 with vesting in three annual installments of 100,000 shares on September 15, 2012, 175,000 shares on September 15, 2013 and 200,000 shares on September 15, 2014, conditioned on continued employment through those dates.

(5)

Stock options granted November 26, 2012 with vesting in three equal annual installments on November 26, 2013, November 26, 2014 and November 26, 2015, conditioned on continued employment through those dates.

(6)

Stock option granted November 8, 2013 with vesting in three equal annual installments on November 8, 2014, November 8, 2015 and November 8, 2016, conditioned on continued employment through those dates.

(7)	Stock option granted on June 24, 2013 with vesting in three equal installments on June 24, 2014, June 24, 2015 and June 24, 2016, conditioned on continued employment through these dates.

(8)

Stock options granted November 3, 2011 with vesting in three equal annual installments on November 3, 2012, November 3, 2013 and November 3, 2014, conditioned on continued employment through those dates.

(9)

Stock option granted September 15, 2010 with vesting in three equal annual installments on September 15, 2011, September 15, 2012 and September 15, 2013, conditioned on continued employment through those dates.

(10)

Restricted stock unit award granted October 3, 2011 with vesting in three annual installments of 50,000 units on September 15, 2012, 75,000 units on September 15, 2013 and 100,000 units on September 15, 2014, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(11)

Restricted stock unit awards granted November 26, 2012 with vesting in three equal annual installments on November 26, 2013, November 26, 2014 and November 26, 2015, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(12)

Restricted stock unit awards granted November 8, 2013 with vesting in three equal annual installments on November 8, 2014, November 8, 2015 and November 8, 2016, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(13)

Restricted stock unit awards granted June 24, 2013 with vesting in three equal installments on June 24, 2014, June 24, 2015 and June 24, 2016, conditioned on continued employment through these dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(14)

Restricted stock unit awards granted November 3, 2011 with vesting in three equal annual installments on November 3, 2012, November 3, 2013 and November 3, 2014, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(15)	Mr. Thomas’ employment with the Company ceased in July 2014 in connection with the Company’s sale of its distribution business.

(16)

Ms. Lapp resigned from the Company in June 2013. Ms. Lapp has no outstanding equity awards as of the end of fiscal year 2014 as all of Ms. Lapp’s stock options or restricted stock were cancelled or were fully exercised prior to the year end.

Option Exercises and Stock Vested in Fiscal Year 2014

	Option Awards		Stock Awards
	Number of	Value Realized	Number of Shares	Value Realized
Name	Shares Acquired	on Exercise	Acquired	on Vesting
	on Exercise (#)	($)	on Vesting (#)	($)(1)
Richard S Willis(2)	-	-	111,667	421,985
Terry J. Tuttle(3)	-	-	-	-
Ward O. Thomas(4)	-	-	26,430	99,689
Jeffrey B. Zisk(5)	-	-	-	-
Diane D. Lapp(6)	69,333	122,724	-	-

(1)	Amount determined using the closing price of our Common Stock on the vesting date.

(2)

Mr. Willis vested in 36,667 shares of restricted stock units on November 26, 2013 at a price of $3.92 per share and vested in 75,000 shares of restricted stock units on September 15, 2013 at a price of $3.71 per share.

(3)	Mr. Tuttle was hired in June 2013 and therefore did not vest in any shares during fiscal year 2014.

(4)

Mr. Thomas vested in 9,764 shares of restricted stock units on November 26, 2013 at a price of $3.92 per share, vested in 8,333 shares of restricted stock units on November 3, 2013 at a price of $3.66 per share and vested in 8,333 shares of restricted stock units on September 15, 2013 at a price of $3.71 per share. Mr. Thomas’ employment with the Company ceased in July 2014 in connection with the Company’s sale of its distribution business.

(5)

Mr. Zisk received Common Stock of the Company that was issued to him on July 2013 and February 2013 in connection with the contingent consideration component for the Speed Commerce Corp. merger, approved by the shareholders on November 20, 2012. Mr. Zisk was then appointed as an officer of the Company in November 2012 and therefore did not receive any grants as compensation for fiscal year 2013.

(6)	Ms. Lapp resigned from the Company in June 2013.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

We have entered into employment and other agreements with certain executive officers to attract and retain talented executives. With respect to these agreements, a termination for “Cause” generally means a felony conviction, willful neglect, malfeasance or misconduct, or violation of a Company policy, which could result in material harm to the Company, fraud or dishonesty with respect to the Company’s business, breach of duty of loyalty or a material breach of the executive’s covenants in the agreement. A termination “Without Cause” is an involuntary termination for which the Company did not have Cause. A termination by an executive for “Good Reason” generally means a reduction in the executive’s compensation, rights or benefits, a material reduction in duties, responsibilities or authority, relocation to other than the Company’s principal headquarters, an adverse material change in working conditions or a material breach of the Company’s covenants in the agreement. A “Change in Control Transaction” generally includes the occurrence of any of the following: (i) the acquisition by any person or entity of 50% or more of the voting power of the Company’s outstanding shares; (ii)  a sale, merger, other business combination, liquidation or dissolution of the Company, unless following such transaction the Company’s shareholders before the transaction have the same proportionate ownership of stock of the surviving entity; (iii) the board of directors prior to any transaction does not constitute a majority of the board thereafter; and (iv) any other transaction required to be reported as a change of control under Regulation 14A of the Securities and Exchange Commission.

Richard S Willis Employment Agreement with Restrictive Covenants

On October 3, 2011, we entered into an Employment Agreement with Restrictive Covenants with Mr. Willis which was consistent with and superseded the terms of the letter agreement between the Company and Mr. Willis dated September 15, 2011. The agreement commenced on September 15, 2011 and expires on September 14, 2014, subject to automatic extension for successive one-year periods unless either party provides 60 days' advance written notice of such party's desire not to renew. During the term of the agreement, Mr. Willis will serve as a director of the Company and have the authority, responsibilities and duties customarily performed by a president and chief executive officer of similar businesses. The agreement provides for a minimum annual base salary of $450,000 and a target bonus opportunity of up to 80% of base salary for each fiscal year of service. Pursuant to the agreement, Mr. Willis was granted a non-qualified stock option covering 475,000 shares of our Common Stock, vesting over three years, and an award of 225,000 restricted stock units, vesting over three years. Mr. Willis is also entitled to reimbursement for reasonable business expenses, paid vacation and participation in benefit plans on the same basis as other key executive officers of the Company. In addition, Mr. Willis will receive reimbursement for out-of-pocket family medical expenses up to $12,000 per plan year, a one-time reimbursement of up to $5,000 for attorney’s fees, and reimbursement, on a tax neutral basis, for reasonable commuting expenses between Texas and Minnesota, including airfare, lodging and local transportation. On February 22, 2012, the Employment Agreement was amended to reflect the desire of Mr. Willis to voluntarily reduce his base salary by $100,000 for the Company’s fiscal year beginning April 1, 2012. Consequently, Mr. Willis’ base salary for the 2013 fiscal year was $350,000, however, the voluntary reduction does not affect the calculation of any earned annual incentive bonus or the calculation of any severance payments calculated using a base salary of $450,000 during the period of the voluntary reduction. For fiscal year 2014, Mr. Willis’ severance payments are calculated using a base salary of $450,000.

Either the Company or Mr. Willis may terminate the Employment Agreement for any reason at any time. In the event Mr. Willis’ employment is terminated by the Company due to (i) death, (ii) disability lasting longer than 180 days, (iii) Cause or (iv) non-renewal of the Employment Agreement, Mr. Willis will only be entitled to all earned and unpaid base salary and vacation time as of the termination date. If Mr. Willis is otherwise involuntarily terminated or terminates his employment due to Good Reason, including termination without Cause or for Good Reason within 12 months of a Change in Control Transaction, he will be entitled to severance payments equal to two times his then current base salary and two times the average amount of bonus paid to him during the immediately preceding three years. Severance payments, which require a written release of all claims, will be paid in 24 equal monthly installments beginning on the first day of the seventh month after the termination date.

The agreement requires that Mr. Willis honor confidentiality obligations during and after his employment and provides that for 18 months following the termination of his employment, Mr. Willis will not compete with any material portion of the Company’s business activities, nor solicit the Company's employees, consultants or customers.

Executive Severance Agreements for Terry J. Tuttle and Ward O. Thomas

The Company entered into executive severance agreements with Mr. Thomas in August 2010 and with Mr. Tuttle in June 2013. The agreements provide for severance payments in the event that the executive’s employment is terminated Without Cause or by the executive for Good Reason, whether or not a Change in Control Transaction has occurred. Severance payments would equal one times base salary and one times the average amount of bonus earned and paid with respect to the preceding three years. Severance payments would be paid in a lump sum within 30 days after the date of termination. If applicable, severance payments will be offset by any income protection benefits payable during the first 12 months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans. Severance payments require a written release of all claims and agreements by the executive with respect to non-solicitation, confidentiality obligations and assignment of intellectual property rights.

The Company also entered into an amendment to the Executive Severance Agreement of Mr. Thomas, which was effective as of April 2, 2014 (the “Amendment”).  Pursuant to the terms of the Amendment, Mr. Thomas was entitled to receive, in addition to any other contractually agreed upon payments as set forth in his Executive Severance Agreement, a lump sum payment in the amount of $200,000 in the event that the Company should consummate a sale of its retail distribution business prior to September 30, 2014 (the “Transaction Payment”). The Amendment also provided for accelerated vesting of all unvested stock options and restricted stock units in the event he was terminated by the Company in connection with a sale of the company’s retail distribution business prior to September 30, 2014 (the “Transaction Acceleration”).  Mr. Thomas was required to meet certain conditions in order to receive the Transaction Payment and in order for the Transaction Acceleration to occur pursuant to the Amendment. The Company completed the sale of its distribution business on June 30, 2014 and Mr. Thomas was terminated from the Company in connection with that transaction. Pursuant to the terms of his Executive Severance Agreement, he received the Transaction Payment and the Transaction Acceleration also occurred.

Jeffrey B. Zisk Employment Agreement

On November 20, 2012, in connection with the closing of the acquisition of SpeedFC, the Company entered into an executive employment agreement with restrictive covenants with Jeffrey B. Zisk. The agreement provides for a base salary of $325,000 and a target bonus opportunity of up to 50% of base salary for each fiscal year of service. The agreement also grants Mr. Zisk the same eligibility to participate in the Company’s Amended and Restated 2004 Stock Plan on the same basis as similarly situated executive officers of the Company in future years, but did not provide for any equity grants in fiscal year 2013. Mr. Zisk is also entitled to reimbursement for reasonable business expenses, paid vacation and participation in benefit plans on the same basis as similarly situated executive officers of the Company. The initial term of the agreement is for five years from November 20, 2012 and will be renewed at-will, unless notice of termination is provided by either party to the other at least 30 days prior to the expiration of the initial term. Thereafter, employment may be terminated by either party upon written notice.

The agreement provides for severance payments in the event that Mr. Zisk’s employment is terminated Without Cause or by him for Good Reason during the initial term, whether or not a Change in Control Transaction has occurred. Severance payments would equal one times base salary and one times the average amount of bonus earned and paid with respect to the preceding three years. Severance payments would be paid in twelve monthly installments beginning on the first day of the seventh month following termination. Severance payments require a written release of all claims unrelated to the Merger Agreement. In addition, the agreement requires that Mr. Zisk honor confidentiality obligations during and after his employment and agree to non-competition, non-recruitment, and non-solicitation provisions during his employment and for up to 24 months following termination of his employment.

POTENTIAL PAYMENTS UPON TERMINATION

The following table assumes that the respective currently serving Named Executive Officer was terminated on March 31, 2014 Without Cause or terminated for Good Reason and illustrates the payments that each Named Executive Officer would be entitled to under the employment and severance agreements described above. The numbers in the following table do not change if a Change in Control Transaction occurred within the 12 month period prior to March 31, 2014.

			Substitute
	Salary	Benefit	Incentive Plan
	Continuation	Premiums	Payments	Total
Name	($)	($)	($)	($)
Richard S Willis	$900,000	-	$66,666(1)	$966,666
Terry J. Tuttle	$300,000	-	-	$300,000
Ward O. Thomas(3)	$300,000	-	$24,667(3)	$324,667
Jeffrey B. Zisk	$325,000	-	-	$325,000
Diane D. Lapp(2)	$-	-	-	$-

(1)

Represents Mr. Willis’ substitute incentive plan payment calculated as the average of the amounts earned by Mr. Willis for the last three years under the Annual Management Incentive Plan ($0, $100,000, $0).

(2)	Ms. Lapp resigned from the Company in June 2013.

(3)

The amounts do not include the payments made pursuant to the April 2, 2014 Amendment, which were paid to Mr. Thomas in fiscal year 2015. Represents Mr. Thomas’ substitute incentive plan payment calculated as the average of the amounts earned by Mr. Thomas for the last three years under the Annual Management Incentive Plan ($0, $74,000, $0).  On June 30, 2014, Mr. Thomas received $324,667 as a severance payment in connection with the Company’s sale of its distribution business and his unvested stock options and restricted stock were accelerated in fiscal year 2015 pursuant to the terms of his Executive Severance Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. These insiders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based solely upon our review of Forms 3, 4 and 5 filed by the Company’s insiders, and written representations from our directors and executive officers, we believe all Section 16(a) filing requirements were met for the fiscal year ending March 31, 2014, except for one inadvertent late filing on a Form 4 for Mr. Ward Thomas, which was filed on November 5, 2013.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Any shareholder desiring to submit a proposal for action at the 2015 annual meeting of shareholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s offices, 1303 E. Arapaho Road, Suite 200, Richardson, Texas 75081 addressed to the Secretary, by May 22, 2015 (which is 120 calendar days prior to the one-year anniversary of the mailing date of this year’s proxy materials), but no later than a reasonable time before we begin to print and send our proxy materials for the 2015 annual meeting, in order to be considered for inclusion in the Company’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

In addition, SEC Rule 14a-4 governs the Company’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not submitted and included in the Company’s proxy statement pursuant to the above procedure. The Rule provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2015 annual meeting of shareholders, if the Company is not provided notice of a shareholder proposal by August 5, 2015, (which is 45 calendar days prior to the one-year anniversary of the mailing date of this year’s proxy materials) the Company will be allowed to use its discretionary voting authority.

OTHER BUSINESS

All items of business intended by management to be brought before the meeting are set forth in the Proxy Statement, and management knows of no other business to be presented. If other matters of business not presently known to the Board of Directors shall be properly raised at the Annual Meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

The Company’s Annual Report on Form 10-K for FY2014 is enclosed herewith. Shareholders may also view and download this Proxy Statement and Form 10-K on Speed Commerce’s website, http://www.speedcommerce.com/Investors/, or the Securities and Exchange Commission’s website, www.sec.gov/idea/searchidea/webusers.htm.

By Order of the Board of Directors,

-s- RYAN F. URNESS
RYAN F. URNESS
Secretary and General Counsel

Dated: September 18, 2014

EXHIBIT A

SPEED COMMERCE, INC.

2014 Stock Option and Incentive Plan

SECTION 1.	PURPOSES OF THE PLAN

The purposes of the Speed Commerce, Inc. 2014 Stock Option and Incentive Plan (the “Plan”) are (a) to promote the long-term interests of Speed Commerce, Inc. (the “Company”) and its shareholders by strengthening the Company’s ability to attract, motivate and retain key personnel and (b) to provide additional incentive for those persons through stock ownership and other incentives to improve operations, increase profits and strengthen the mutuality of interest between those persons and the Company’s shareholders.

SECTION 2.	DEFINITIONS

As used in the Plan:

“Affiliate” means (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

“Award” means any Stock Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Performance Award, dividend equivalent, cash-based award or other incentive payable in cash or in Shares as may be designated by the Committee from time to time under the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Company’s Compensation Committee or any other committee or persons designated by the Board to administer this Plan under Section 3 hereof. The Committee shall consist of not less than three members of the Board and, except as otherwise determined by the Board, such persons shall be “non-employee directors” under Exchange Act Rule 16b-3 and “outside directors” under Section 162(m) of the Code.

“Common Stock” means the common stock, no par value, of the Company or the number and kind of shares of stock or other securities into which such Common Stock may be changed into in accordance with Section 8 of the Plan.

“Company” means Speed Commerce, Inc., a Minnesota corporation.

“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     consummation of a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)     consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or a merger, consolidation, exchange, reorganization or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation, exchange, reorganization or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation, exchange, reorganization or similar transaction;

(iii)     individuals who, at the beginning of any consecutive twenty-four month period, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board at any time during that consecutive twenty-four month period; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board.

To the extent required, the determination of whether a Corporate Transaction has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

“Covered Employee” means a “covered employee” as that term is defined in Section 162(m)(3) of the Code.

“Director” means a member of the Board, including any Non-Employee Director.

“Effective Date” has the meaning set forth in Section 12.

“Eligible Person” means any Director, officer, or other employee of the Company or its Affiliates who the Committee determines is responsible for or could be responsible for or contributes to the growth and/or profitability of the business of the Company and/or its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Extraordinary Items” means (a) extraordinary, unusual and/or nonrecurring items of gain or loss, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting regulations or laws, or (d) the effects of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report.

“Fair Market Value” means the closing sales price per share of the Common Stock for such date on the National Association of Securities Dealers Automated Quotation System or any successor system then in use (“NASDAQ”). The applicable trading day for determining Fair Market Value (a) in connection with the grant of Awards shall be the trading day immediately preceding the Grant Date and (b) otherwise shall be as determined by the Committee in its sole discretion. If no reported price for the Common Stock exists on the NASDAQ Global Market for the applicable trading day, then such price shall be determined by the Committee as follows:

(i)     If the Common Stock is listed for trading on one of more national securities exchanges, then the price shall be the last reported sales price on such national securities exchange, or if such Common Stock shall not have been traded on such principal exchange on such date, the last reported sales price on such principal exchange on the first day prior thereto on which such Common Stock was so traded; or

(ii)     If the Common Stock is not listed for trading on a national securities exchange, but is traded in the over-the-counter market, including the OTC Bulletin Board, then the price shall be the closing bid price for such Common Stock, or if there is no closing bid price for such Common Stock on such date, the closing bid price on the first day prior thereto on which such price existed; or

(iii)     If neither (i) nor (ii) is applicable, by any means fair and reasonable by the Committee, which determination shall be final and binding on all parties.

“Grant Date” means the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means any Stock Option designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code and granted in accordance with Section 6(a)(v) of the Plan.

“Non-Employee Director” has the meaning set forth in Rule 16b-3 promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Participant” means any Eligible Person to whom an Award is granted.

“Performance Award” means any right granted under Section 6(d) of the Plan.

“Performance Criteria” has the meaning set forth in Section 6(e)(i) of the Plan.

“Plan” means the Speed Commerce, Inc. 2014 Stock Option and Incentive Plan.

“Related Party Transaction” means (a) a merger or consolidation of the Company in which the holders of the outstanding voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the Successor Company immediately after the merger or consolidation; (b) a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets to a majority-owned subsidiary company; (c) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including but not limited to, reincorporating the Company in a different jurisdiction or creating a holding company, so long as, immediately after the transaction, at least a majority of the outstanding securities of the Successor Company are held by holders of the outstanding voting securities of the Company immediately prior to the transaction; or (d) a corporate dissolution or liquidation.

“Restricted Stock” means an Award of Shares granted under Section 6(c), the rights of ownership of which may be subject to restrictions prescribed by the Committee.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shares” means shares of Common Stock, as defined above.

“Specified Employee” means a specified employee as defined in Section 409(a)(2)(B) of the Code.

“Stock Appreciation Right” or “SAR” means any right granted under Section 6(b) of the Plan.

“Stock Option” or “Option” means a right to purchase Common Stock granted under Section 6(a) of the Plan.

“Stock Unit” means an Award granted under Section 6(c) of the Plan denominated in units of Common Stock.

“Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired (directly or indirectly) by the Company or with which the Company combines.

“Successor Company” means the surviving company, the successor company or its parent, as applicable, in connection with a Corporate Transaction.

SECTION 3.	ADMINISTRATION

(a)     Authority of Committee. The Committee shall administer this Plan. The Committee shall have full authority to grant, pursuant to the terms of this Plan, to Eligible Persons: (i) Stock Options, including, without limitation, Incentive Stock Options and Non-Qualified Stock Options, (ii) Stock Appreciation Rights and/or (iii) other stock or cash-based Awards, including, without limitation, Restricted Stock, Stock Units, and Performance Awards.

In particular, the Committee shall have the authority:

(i)     subject to Section 5, to select the Participants to whom Stock Options, Stock Appreciation Rights and/or other stock or cash-based Awards may from time to time be granted hereunder;

(ii)     to determine whether and to what extent Stock Options, Stock Appreciation Rights and/or other stock or cash-based Awards, or any combination thereof, are to be granted hereunder to one or more Participants;

(iii)     to determine the number of Shares to be covered by each such Award granted hereunder;

(iv)     to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the Award price (if any) and any restriction or limitation, or any vesting, acceleration or waiver of forfeiture restrictions regarding any Stock Option or other Award and/or the Shares relating thereto, based in each case on such factors as the Committee shall determine, in its sole discretion);

(v)     to determine whether and under what circumstances Stock Options, Stock Appreciation Rights and Performance Awards may be settled in cash; and

(vi)     to the extent that Options or SARs have exercise or base prices intended to reflect the Fair Market Value, or a value derived from the Fair Market Value, on the Grant Date, but which exercise or base price does not accurately reflect the Fair Market Value or other intended value on the Grant Date, the Committee has discretion, without obtaining shareholder approval, to amend such Options or SARs and revise their exercise or base prices such that the exercise or base prices accurately reflect the intended Fair Market Value or other intended value on the Grant Date. The Committee may also, without obtaining shareholder approval, amend any outstanding Award to provide the holder thereof with additional rights or benefits of the type otherwise permitted by this Plan, including without limitation, extending the term thereof; provided, however, that:

A.     no amendment to the terms of an outstanding Award that is subject to Section 409A of the Code shall cause the Award to violate Section 409A of the Code;

B.     no amendment to the terms of an outstanding Award that is not subject to Section 409A of the Code shall cause the Award to become subject to Section 409A of the Code; and

C.     the term of an outstanding Award shall not be extended beyond the earlier of the latest date the Award would have expired by its original terms or the tenth (10th) anniversary of the original Grant Date of the Award, except that to the extent an Award cannot be exercised because such exercise would violate Federal, state or local laws, then the expiration of such Award shall automatically be tolled for the period during which such exercise would violate applicable law, but no more than 30 days.

Except as otherwise provided by the Committee, Awards under this Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

Except as otherwise specifically provided herein, all decisions made by the Committee pursuant to the provisions of this Plan shall be made in the Committee’s sole discretion, shall not be subject to review by any person, and shall be final and binding on all persons, including the Company and all Plan Participants.

(b)     Delegation of Authority. The Committee may delegate all or any part of its authority under this Plan to (i) one or more subcommittees which may consist solely of “non-employee directors” under Exchange Act Rule 16b-3 and “outside directors” under Section 162(m) of the Code and (ii) persons who are not non-employee directors for purposes of determining and administering Awards solely to Employees who are not then subject to the reporting requirements of Section 16 of the Exchange Act.

(c)     Rule 16b-3. It is the intent that this Plan and all Awards granted pursuant to it shall be administered by the Committee (or a subcommittee thereof) so as to permit this Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of this Plan or any Award would otherwise frustrate or conflict with the intent expressed in this Section 3(c), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid such conflict.

(d)     Indemnification. To the full extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damages, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

(e)     Dividends or Dividend Equivalents. If the Committee so determines, any Award granted under the Plan may be credited with dividends or dividend equivalents paid with respect to the underlying shares. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate and may determine the form of payment, including cash, Shares, Restricted Stock or otherwise.

SECTION 4.	STOCK SUBJECT TO THE PLAN

(a)     Authorized Number of Shares. Subject to adjustment from time to time as provided in Section 8 of the Plan, the maximum number of Shares available for issuance pursuant to all Awards under the Plan shall be 6,000,000. Any shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b)     Calculation of Shares Delivered.

(i)     To the extent an Award is settled in cash rather than in Shares, the Shares reserved for such Award shall not be deducted from the authorized number of Shares under the Plan, and such number of credited Shares may again be made subject to Awards under the Plan. If the Exercise Price of any Option granted under the Plan is satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

(ii)     To the extent Shares are withheld from any Award by the Company as full or partial payment of taxes applicable to any Award, such shares shall not be added back to the authorized number of Shares available for issuance under the Plan.

(iii)     Shares tendered by a Participant to pay the exercise price of any Option or to satisfy tax-withholding obligations of any Award shall not be added to the authorized number of Shares.

(iv)     When a SAR is settled in Shares, the number of Shares subject to the SAR under the SAR Award Agreement will be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one (1) share for every share subject to the SAR, regardless of the number of shares used to settle the SAR upon exercise.

(v)     If any Award is granted under this Plan is cancelled, forfeited, terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available for the grant of an Award under the Plan.

(vi)     The maximum number of Shares available for delivery under this Plan shall not be reduced for shares subject to plans assumed by the Company in an acquisition of an interest in another company or for Substitute Awards.

(c)     Award Limitations. Subject to the aggregate maximum set forth in Section 4(a) above and to adjustment in accordance with Section 8 (so long as such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code or intended to qualify as an Incentive Stock Option), the following additional maximums are imposed under this Plan:

(i)     The full number of Shares available for delivery under this Plan may be delivered pursuant to Incentive Stock Options;

(ii)     The maximum number of Shares that may be covered by Awards granted to any one individual pursuant to Sections 6(a) and 6(b) (relating to Options and SARs) shall be 750,000 during any fiscal year; and

(iii)     The maximum number of Shares that may be covered by Awards granted to any one individual pursuant to Section 6(f) (relating to other stock and cash-based Awards) shall be 750,000 during any fiscal year.

SECTION 5.	ELIGIBILITY

Any Directors, officers and other employees of the Company or its Affiliates who the Committee determines are responsible for or could be responsible for or contribute to the growth and/or profitability of the business of the Company and/or its Affiliates shall be eligible to be granted Awards under this Plan. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

SECTION 6.	AWARDS

(a)     Stock Options

(i)     Grant of Options. The Committee may grant Stock Options under the Plan, in such form as the Committee may from time to time approve, to Eligible Persons. Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.

(ii)     Option Exercise Price. The purchase price per Share purchasable under a Stock Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of such Stock Option.

(iii)     Option Term; Vesting. The term of each Stock Option shall be fixed by the Committee at the time of the grant, but shall not be longer than ten (10) years (except as provided in Section 6(a)(v)(C)) from the date of the grant. In addition, the Committee may adopt a policy regarding standard vesting terms for Stock Option grants, or if one is not adopted or inapplicable, vesting terms shall be fixed by the Committee at the time of the grant.

(iv)     Time and Method of Exercise. The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time. To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of Shares with respect to which the Option is being exercised, the restrictions imposed on the Shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 6(a)(vi). An Option may be exercised only for whole Shares and may not be exercised for less than a reasonable number of Shares at any one time, as determined by the Committee.

(v)     Restrictions. In addition to the foregoing provisions of this Section 6(a), Options that are intended to constitute Incentive Stock Options shall be subject to the following additional provisions of this Section 6(a)(v).

A.     Eligible Participants. Incentive Stock Options may be granted only to persons who are employees of the Company or an Affiliate.

B.     Limit on Exercisability. The aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable by the Participant for the first time during any calendar year, under this Plan or any other plan of the Company or an Affiliate, shall not exceed $100,000. To the extent an Incentive Stock Option exceeds this $100,000 limit, the portion of the Incentive Stock Option in excess of such limit shall be deemed a Non-Qualified Stock Option.

C.     Limit on Term. Subject to the provisions of Section 6(a)(v)(D), an Incentive Stock Option shall not be exercisable more than ten (10) years after the date on which it is granted.

D.     Restrictions for Certain Shareholders. The purchase price of Shares that are subject to an Incentive Stock Option granted to an employee of the Company or any Affiliate who, at the time such Option is granted, owns ten percent (10%) or more of the total combined voting power of all classes of stock of the Company or of any Affiliate, shall not be less than 110% of the Fair Market Value of such Shares on the date such Option is granted, and such Option may not be exercisable for more than five (5) years after the date on which it is granted. For the purposes of this subparagraph, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee of the Company or any Affiliate.

(vi)     Payment of Exercise Price. The exercise price for Shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of Shares purchased. Such consideration must be paid before the Company will issue the Shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

A.     cash;

B.     check or wire transfer,

C.     tendering Shares already owned by the Participant, based, in each case, on the Fair Market Value of the Shares tendered on the date the Option is exercised, provided that the Shares tendered have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes or were not acquired from the Company as compensation;

D.     to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

E.     such other consideration as the Committee may permit in its sole discretion.

(vii)     Attestation. Whenever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares rather than physical delivery, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number Shares from the Shares issued upon the exercise of the Option.

(b)     Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons under the Plan. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as determined by the Committee, which grant price shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the Grant Date of the Stock Appreciation Right. Subject to the terms of the Plan, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions (including conditions or restrictions on the exercise thereof) of any Stock Appreciation Right shall be as determined by the Committee, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

(c)     Restricted Stock and Stock Units

(i)     Grant of Restricted Stock and Stock Units. The Committee may grant Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any (which may be based on continuous service with the Company or any Affiliate or the achievement of any of the Performance Criteria set forth in Section 6(e)), as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

(ii)     Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including by issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Stock Units.

(iii)     Dividends and Distributions. Participants holding shares of Restricted Stock or Stock Units may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units.

(iv)     Waiver of Restrictions. Notwithstanding any other provisions of the Plan, the Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate; provided, however, that the Committee may not adjust performance goals for any Restricted Stock or Stock Unit intended to be exempt under Section 162(m) of the Code for the year in which the Restricted Stock or Stock Unit is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.

(v)     Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all shares of Restricted Stock and Stock Units held by the Participant at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Stock Units.

(d)     Performance Awards. The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m) of the Code, be conditioned solely upon the achievement of objective performance criteria, including, without limitation, the Performance Criteria set forth in Section 6(e) of the Plan. Performance Criteria upon which Performance Awards are conditioned shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code. Subject to the terms of the Plan and any instrument evidencing a Performance Award, the performance criteria to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such performance criteria have been met prior to payment of the Performance Awards to the extent required by Section 162(m) of the Code.

(e)     Performance Goals

(i)     Awards Subject to Performance Goals. Awards of Restricted Stock, Stock Units, Performance Awards and other Awards made pursuant to the Plan may be made subject to the attainment of pre-established, objective performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited to the following organizational levels, the Company or a unit, division, group, or Affiliate of the Company) that will be used to establish Performance Goals are limited to the following Performance Criteria: (the “Performance Criteria”).

•	revenue	•	basic or diluted earnings per share before share-based payments
•	revenue growth	•	earnings growth
•	income or net income	•	return on net assets (defined as earnings before interest and taxes divided
•	net income before share-based payments		by net assets)
•	cash flow (including, but not limited to, operating cash flow and free	•	earnings before interest and taxes
	cash flow)	•	earnings before interest, taxes, depreciation and amortization (“EBITDA”)
•	gross profit or gross margin	•	EBITDA minus capital expenditures
•	capital expenditures	•	return on capital or average capital
•	operating expenses	•	return on investment
•	selling, general and administrative expenses	•	cash flow return on investment (net cash flow divided by total capital)
•	expense targets or expense target reductions	•	return on sales
•	operating income or net operating income	•	return on equity or average equity
•	operating income margin or net operating income margin	•	increases in the fair market value of common stock
•	accident reductions or other safety measures	•	share price (including, but not limited to, growth measures and total
•	inventory turns		shareholder return)
•	financial return ratios	•	customer or customer growth
•	market share	•	customer satisfaction surveys
•	earnings measures/ratios	•	productivity
•	internal rate of return	•	volumes and volume growth
•	intersegment or intrasegment cross-selling	•	quality measures
•	balance sheet measures (such as receivables turnover)
•	basic or diluted earnings per share

Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. The Performance Criteria do not include the mere continued employment of the individual to whom the Award is made.

(ii)     Use and Calculation of Performance Criteria. Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company. Any Performance Criteria may include or exclude Extraordinary Items. Performance Criteria shall be established by the Committee and shall be derived from the Company’s audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report. The Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the satisfaction of any Performance Criteria.

(iii)     Adjustments and Restrictions Thereon. With respect to an Award that is subject to Performance Criteria under this Section 6(e), the Committee may adjust downwards, but not upwards, the amount payable pursuant to the Award except to the extent that the downward adjustment will result in an upward adjustment to another Award that is subject to Performance Criteria under this Section 6(e). This Section 6(e)(iii) does not prohibit or limit adjustments (either downward or upward) that are made pursuant to Section 8 of the Plan and that otherwise satisfy the requirements under Section 162(m)(4)(C) of the Code. The Committee may not waive the achievement of the applicable Performance Criteria with respect to an Award except, in its discretion, in the case of the death or disability of a Covered Employee.

(iv)     Section 162(m)(4)(C) Requirements. The annual maximum amount of compensation that a Participant may receive with respect to Awards that are subject to Performance Criteria under this Section 6 is $3,000,000. In addition, the Committee shall have the power to impose such other restrictions on Awards that are subject to Performance Criteria under this Section 6 as it may deem necessary to ensure that such Awards qualify as performance-based compensation under Section 162(m)(4)(C) of the Code.

(f)     Other Stock or Cash-Based Awards. In addition to the Awards described in Sections 6(a) through 6(d), and subject to the terms of the Plan, the Committee may grant other incentives payable in cash or in Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.

(g)     General

(i)     Form and Grant of Awards. The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone, in addition to or in tandem with any other type of Award.

(ii)     Evidence of Awards. Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and are not inconsistent with the Plan.

(iii)     Deferrals. The Committee may permit or require a Participant to defer receipt of the payment of any Award to the extent permitted by law. If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits to deferred stock unit equivalents.

(iv)     Forms of Payment Under Awards. Subject to the terms of the Plan, including Section 6(a)(vi), and of any instrument granting an Award, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award shall be made in such form or forms as the Committee shall determine, including, without limitation: cash, Shares, other securities, other Awards or any combination thereof; and shall be made in a single payment, in each case in accordance with the rules and procedures established by the Committee. Except as otherwise provided in Section 6(g)(viii), any change in the timing of payment of an Award shall satisfy the requirements of (or be exempt from) Code Section 409A and any applicable provisions of Section 6(g)(viii) of the Plan.

(v)     Term of Awards. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Award, the maximum term of an Award shall be as established for that Award by the Committee, which shall not be more than ten (10) years from the Grant Date, or, if not so established, shall be ten (10) years from the Grant Date.

(vi)     Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the plan, applicable federal or state securities laws and regulatory requirements, and the Committee may direct appropriate stop transfer orders and cause other legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been and continue to be admitted for trading on such securities exchange.

(vii)     Prohibition of Repricing. Except as provided in Sections 3(a)(vi), 6(a) and 6(b) of the Plan, no Option or Stock Appreciation Right may be amended to reduce its initial exercise or grant price and no Option or Stock Appreciation Right shall be canceled, exchanged and replaced with Options or Stock Appreciation Rights or other Awards having a lower exercise or grant price, without the prior approval of the shareholders of the Company.

(viii)     Code Section 409A Provisions. Notwithstanding anything in the Plan or any instrument evidencing an Award granted under the Plan to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any instrument evidencing an Award granted under the Plan solely by reason of the Occurrence of a Corporate Transaction or due to the Participant’s disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (A) the circumstances giving rise to such Corporate Transaction, disability or separation from service meet the definition of a change in ownership or control, disability or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code; or (B) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six (6) months after the date of the Specified Employee’s separation from service unless the payment or distribution is exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Notwithstanding the foregoing provisions of this Section 6(g)(viii), any instrument evidencing an Award may be written or amended in a manner that does not satisfy the requirements of Section 409A of the Code (or any exemption therefrom), but only if and to the extent that the Committee specifically provides in written resolutions that the instrument evidencing the Award or amendment thereto is not intended to comply with Section 409A of the Code.

(ix)     Book-entry Registration. Any Awards granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including being evidenced through book-entry registration.

(x)     Death of a Participant. Upon the death of a Participant, an Award, or any portion thereof, may be exercised to the extent the Participant was entitled to do so at the time of the Participant’s death, by his or her executor or administrator or other person entitled by law to the Participant’s rights under the Award, at any time within one (1) year subsequent to the date of death. The Award shall automatically expire one (1) year after the Participant’s death to the extent not exercised.

(xi)     Disability of Participant. If a participant is an employee of the Company or an Affiliate, and if the Participant’s employment is terminated due to his or her disability, the participant may, within one (1) year of such termination, exercise any unexercised portion of an Award to the extent he or she was entitled to do so at the time of such termination. The Award shall automatically expire one (1) year after such termination to the extent not exercised.

(xii)     Other Termination of Employment. If a Participant is an employee of the Company or an Affiliate, and if the Participant’s employment is terminated other than by death, disability or conduct which is contrary to the best interests of his or her employer, the Participant may, within ninety (90) days of such termination, exercise any unexercised portion of any award to the extent he or she was entitled to do so at the time of such termination. The Award shall automatically expire ninety (90) days after such termination to the extent not exercised. If the Participant’s employment is terminated by his or her employer for conduct which is contrary to the best interests of his or her employer, or if the Participant violates any written nondisclosure agreement with his or her employer, as determined in either case by the Participant’s employer in its sole discretion, the unexercised portion of the Participant’s Award shall automatically expire at the time of termination. Inter-company transfers and approved leaves of absence for up to ninety (90) days shall not be considered termination of employment.

SECTION 7.	ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by the Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent a Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and, with respect to Incentive Stock Options, only if permitted in the future by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award; provided, however, that any Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and the instrument evidencing the Award.

SECTION 8.	ADJUSTMENTS

(a)     Adjustment of Shares. In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefore or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in (i) the maximum number and kind of securities available for issuance under the Plan; (ii) the maximum number and kind of securities that may be issued to an individual in any one calendar year as set forth in Section 4(c) of the Plan; (iii) the maximum number and kind of securities that may be made subject to the different types of Awards available under the Plan; and (iv) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor.

The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Corporate Transaction shall not be governed by this Section 8(a) but shall be governed by Sections 8(b) and 8(c), respectively.

Notwithstanding the foregoing, no change will be made to an Incentive Stock Option that would constitute a modification within the meaning of Section 424(h)(3) of the Code or that otherwise would cause the Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.

(b)     Dissolution or Liquidation. Unless otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, then all outstanding Awards shall terminate immediately prior to the completion of such dissolution or liquidation, and shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such stock is still employed by the Company.

(c)     Corporate Transaction. Unless otherwise provided in the event of a Corporate Transaction, the Board may provide for one or more of the following:

(i)     the acceleration of the exercisability, vesting, or lapse of the risks of forfeiture of any or all Awards (or portions thereof);

(ii)     the complete termination of the Plan and the cancellation of any or all Awards (or portions thereof) which have not been exercised, have not vested, or remain subject to risks of forfeiture, as applicable, in each case as of the effective date of the Corporate Transaction;

(iii)     that the entity succeeding the Company by reason of such Corporate Transaction, or the parent of such entity, shall assume or continue any or all Awards (or portions thereof) outstanding immediately prior to the Corporate Transaction or substitute for any or all such Awards (or portions thereof) a substantially equivalent award with respect to the securities of such successor entity, as determined in accordance with applicable laws and regulations;

(iv)     that Participants holding outstanding Awards shall become entitled to receive, with respect to each share of Common Stock subject to such Award (whether vested or unvested, as determined by the Board pursuant to subsection (c)(i) hereof) as of the effective date of any such Corporate Transaction, cash in an amount equal to (A) for Participants holding Options or Stock Appreciation Rights, the excess of the Fair Market Value of such Common Stock on the date immediately preceding the effective date of such Corporate Transaction over the exercise price per share of Options or Stock Appreciation Rights, or (B) for Participants holding Awards other than Options or Stock Appreciation Rights, the Fair Market Value of such Common Stock on the date immediately preceding the effective date of such Corporate Transaction.

The Board need not take the same action with respect to all Awards (or portions thereof) or with respect to all Participants. In addition, the Board may restrict the rights of or the applicability of this Section 8(c) to the extent necessary to comply with Section 16(b) of the Exchange Act, the Internal Revenue Code or any other applicable law or regulation. The grant of an Award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

(d)     Securities Acquisition. In the event of an acquisition by any person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors (other than an acquisition pursuant to Section 8(c) above), then with respect to Awards held by Participants whose employment has not terminated, the vesting (and exercisability, if applicable) of such Awards shall be accelerated in full.

(e)     Further Adjustment of Awards. Subject to Sections 8(b) and 8(c), the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or Change of Control Transaction, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting of restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

Notwithstanding the foregoing, the Committee will not take any action with respect to an Incentive Stock Option that would constitute a modification within the meaning of Section 424(h)(3) of the Code or that otherwise would cause the Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option, and it will not take any action with respect to an Award that is subject to Performance Criteria under Section 6(e) that would cause the Award not to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code.

(f)     Limitations. The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(g)     No Fractional Shares. In the event of any adjustment in the number of Shares covered by any Award, each such Award shall cover only the number of full Shares resulting from such adjustment.

SECTION 9.	AMENDMENT AND TERMINATION

(a)     Amendment, Suspension or Termination of the Plan. The Board or the Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or rule, shareholder approval shall be required for any amendment, suspension, or termination to the Plan.

(b)     Term of the Plan. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) the adoption of the Plan by the Board and (b) the Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

(c)     Consent of Participant. The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any outstanding Award granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a modification within the meaning of Section 424(h)(3) of the Code or that otherwise would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Sections 8(a) through 8(c) shall not be subject to these restrictions.

SECTION 10.	GRANTING OF OPTIONS TO DIRECTORS WHO ARE NOT EMPLOYEES

(a)     Awards to Non-Employee Directors. The determination of the number of Shares to be covered by each Award granted to Non-Employee Directors and the frequency of such grants shall be made in accordance with any applicable rules and procedures established by the Board, or if none have been established by the Board, then as determined by the Administrator. Performance Cash Incentives under this plan shall not be awarded to Non-Employee Directors.

SECTION 11.	GENERAL PROVISIONS

(a)     No Individual Rights. No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan. Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

(b)     Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or a Related Company, unless expressly so provided by such other plan, contract or arrangement or the Committee determines that an Award or portion of an Award should be included to reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(c)     Issuance of Shares. Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any Shares, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for Shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal, state and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws.

To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(d)     No Rights as a Shareholder. Unless otherwise provided by the Committee or in the instrument evidencing the Award or in any other written agreement between a Participant and the Company or a Related Company, no Option or Award shall entitle the Participant to any voting or other right of a shareholder unless and until the date of issuance under the Plan of the Shares that are subject of such Award.

(e)     Tax Withholding. The Company may require the Participant to pay to the Company the amount of any taxes or similar charges that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting, exercise, or receipt of an Award. The Company shall not be required to issue any Shares, to make any payment, to transfer any other property, or to take any comparable action under the Plan until such obligations are satisfied.

The Committee, in its sole discretion, may permit or require a Participant to satisfy all or part of the withholding obligations with respect to the Participant’s Award by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of Shares that would otherwise be issued to the Participant (or become vested in the case of Restricted Stock), having a Fair Market Value sufficient to meet the tax withholding obligations, or (d) surrendering a number of Shares the Participant already owns, having a Fair Market Value sufficient to meet the tax withholding obligations. The value of any Shares withheld or surrendered may not exceed the employer’s minimum tax withholding obligation, and, to the extent such Shares were acquired by the Participant from the Company as compensation, the Shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes.

(f)     Compliance with Laws and Regulations. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or Directors subject to Section 16 of the Exchange Act without so restricting, limiting, or conditioning the Plan with respect to other Participants.

(g)     Participants in Other Countries. The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any Related Company may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to comply with applicable foreign laws and to meet the objectives of the Plan.

(h)     No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

(i)     Successors and Assigns. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

(j)     Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(k)     Choice of Law. The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Minnesota without giving effect to principles of conflicts of law.

(l)     Code Interpretation. Each reference in the Plan to a section of the Code will be interpreted to include the section itself, any successor provision thereto, the Treasury regulations thereunder (or under a successor provision), and all applicable administrative or judicial guidance relating thereto.

SECTION 12.	EFFECTIVE DATE

The Plan shall become effective (the “Effective Date”) immediately following shareholder approval of the Plan.

Adopted by the Compensation Committee of the Board on August 14, 2014 and approved by the Company’s shareholders on _______________ ____, 2014.

speed ⇔ commerce

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/spdc
Use the Internet to vote your proxy until 11:59 p.m. (CDT) on October 28, 2014.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on October 28, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors recommends you vote FOR all nominees:

1. Electing the following directors for the terms described in the accompanying proxy statement:

01 Stephen Duchelle
02 Alexandra Constantinople
03 Frederick Green
04 Scott Guilfoyle

☐ Vote FOR all nominees (except as marked)
☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

2. Approving the Speed Commerce, Inc. Stock Incentive 2014 Plan. ☐ For ☐ Against ☐ Abstain

3. Ratifying the appointment of Grant Thornton LLP. ☐ For ☐ Against ☐ Abstain

4. Approving, on an advisory basis, the compensation of our named officers for FY2013 as disclosed in the accompanying Proxy Statement (Say on Pay). ☐ For ☐ Against ☐ Abstain

In their discretion, the Proxies are authorized to vote upon any other matters as may properly come before the Annual Meeting or any adjournments thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted **FOR** all nominees and **FOR** Proposals 2, 3 and 4.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign your name exactly as it appears at left. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.

speed commerce

PROXY SOLICITED BY BOARD OF DIRECTORS

For Annual Meeting of Shareholders to be held

October 29, 2014
3:00 p.m. CST
at
Hyatt Regency North Dallas/Richardson
701 E. Campbell Road
Richardson, Texas 75081

proxy

The undersigned, revoking all prior proxies, hereby appoints Richard S Willis and Ryan F. Urness, and either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of Common Stock of Speed Commerce, Inc., formerly named Navarre Corporation (the "Company") of record in the name of the undersigned at the close of business on September 2, 2014, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, October 29, 2014, or at any adjournment thereof, upon the matters stated on the reverse of this proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders:

The Proxy Statement and the Annual Report to Shareholders, including Form 10-K, for the year ended March 31, 2014, are available for view at **http://www.speedcommerce.com/Investors/**

Directions to the Annual Meeting:

From the North: Head south on US-75 and take the Campbell Road exit, staying on the southbound service road. Turn left onto Campbell Road, heading east. The Hyatt hotel will be on your immediate left.

From the South: Head north on US-75 and take the Campbell Road exit, staying on the northbound service road. Turn right onto Campbell Road, heading east. The Hyatt hotel will be on your immediate left.

From the East or the West: Take I-635 to US-75 North and then follow the directions described above.

See reverse for voting instructions.